Filed Pursuant to Rule 424(b)(2)
Registration No. 333-197686

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Depositary Shares Each Representing a 1/100th Interest in a Share of Series D Non-Cumulative Perpetual Preferred Stock	$500,000,000	$50,350

(1)	Calculated in accordance with Rule 457(o) and Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 29, 2014)

Northern Trust Corporation

500,000 Depositary Shares Each Representing a 1/100th Interest

in a Share of Series D Non-Cumulative Perpetual Preferred Stock

Northern Trust Corporation is offering 500,000 depositary shares, each representing a 1/100th ownership interest in a share of Series D Non-Cumulative Perpetual Preferred Stock, without par value, with a liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share), or the Series D Preferred Stock. As a holder of depositary shares, you will be entitled to all proportional rights and preferences of the Series D Preferred Stock (including dividend, voting, redemption and liquidation rights). You must exercise such rights through Wells Fargo Bank, N.A., as the depositary for the shares of Series D Preferred Stock.

Dividends on the Series D Preferred Stock, when, as and if declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, at a rate per annum equal to (i) 4.60% from the original issue date of the Series D Preferred Stock to but excluding October 1, 2026; and (ii) a floating rate equal to Three-month LIBOR (as defined herein) plus 3.202% from and including October 1, 2026. Fixed rate dividends will be payable in arrears on the 1st day of April and October of each year, commencing on April 1, 2017, to and including October 1, 2026, and floating rate dividends will be payable in arrears on the 1st day of January, April, July and October of each year, commencing on January 1, 2027. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series D Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

The Series D Preferred Stock may be redeemed at our option in whole, or in part, on any dividend payment date on or after October 1, 2026 at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series D Preferred Stock may be redeemed at our option in whole, but not in part, including prior to October 1, 2026, upon the occurrence of a “regulatory capital treatment event,” as described herein, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. All redemptions are subject to regulatory approval. If we redeem the Series D Preferred Stock, the depositary will redeem a proportionate number of depositary shares. The Series D Preferred Stock will not have any voting rights, except as set forth under “Description of Series D Preferred Stock — Voting Rights” on page S-21.

Neither the shares of the Series D Preferred Stock nor the depositary shares will be listed on any securities exchange or automated quotation system.

Our Series D Preferred Stock and depositary shares are equity securities and will not be savings accounts, deposits or other obligations of any bank or non-bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation, or the FDIC, or any other government agency.

Investing in our depositary shares involves risks. Potential purchasers of our depositary shares should consider the information set forth in the “Risk Factors” section beginning on page S-8 of this prospectus supplement.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Depositary Share	Total
Public offering price	$1,000	$500,000,000
Underwriting discount	$10	$5,000,000
Proceeds, before expenses, to Northern Trust	$990	$495,000,000

The underwriters are offering our depositary shares as set forth under “Underwriting.” Delivery of the depositary shares in book-entry form through The Depository Trust Company, or DTC, for the accounts of its participants, including Euroclear Bank SA/NV and Clearstream Banking S.A., is expected to be made on or about August 8, 2016.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Goldman, Sachs & Co.	Morgan Stanley

Co-Managers

Citigroup	Deutsche Bank Securities	J.P. Morgan	UBS Investment Bank	Wells Fargo Securities

Junior Co-Managers

Loop Capital Markets	The Williams Capital Group, L.P.

Prospectus Supplement dated August 1, 2016

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the depositary shares we are offering and certain other matters relating to us and our financial condition. The second part, the accompanying prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the depositary shares we are offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent the description of the depositary shares in this prospectus supplement differs from the description in the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you, or other offering materials filed by us with the Securities and Exchange Commission, or the SEC. We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on

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it. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or any sale of the depositary shares. Our business, financial condition, results of operations and prospects may have changed since those dates.

The depositary shares are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. See “Underwriting.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the depositary shares in certain jurisdictions may be restricted by law. Persons who obtain possession of this prospectus supplement and the accompanying prospectus should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

References herein to “$” and “dollars” are to the currency of the United States. Unless otherwise indicated or the context otherwise requires, references in this prospectus supplement to “Northern Trust,” “the Corporation,” “we,” “us” and “our” are to Northern Trust Corporation and its consolidated subsidiaries. References to “the Bank” are to The Northern Trust Company.

WHERE YOU CAN FIND MORE INFORMATION

Northern Trust files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Northern Trust files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (https://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Northern Trust.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that Northern Trust has filed, or will file, separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that Northern Trust files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. The following documents filed with the SEC are hereby incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2016 and June 30, 2016; and

•	our Current Reports on Form 8-K dated April 20, 2016, April 21, 2016 and July 19, 2016.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, until the termination of this offering. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Northern Trust Corporation, 50 South La Salle Street, Chicago, Illinois 60603, Telephone: (312) 444-2301, Attention: Investor Relations. These filings are also available on the website we maintain at www.northerntrust.com. The information contained on our website is not incorporated by reference in this prospectus supplement, the accompanying prospectus or other offering materials, and you should not consider it a part of any of these documents.

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FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, and other statements that Northern Trust may make, may contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, with respect to our financial results and outlook, capital adequacy, dividend policy, accounting estimates and assumptions, credit quality including allowance levels, future pension plan contributions, anticipated tax benefits, anticipated expense levels, spending related to technology and regulatory initiatives, risk management policies, contingent liabilities, strategic initiatives, industry trends, and expectations regarding the impact of recent legislation and accounting pronouncements, and all other statements that do not relate to historical facts.

Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “likely,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” You should carefully read the risk factors described in “Risk Factors” herein and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a description of certain risks that could, among other things, cause our actual results to differ from these forward-looking statements.

Forward-looking statements are our current beliefs and expectations of future events or future results and involve risks and uncertainties that are difficult to predict and subject to change. These statements are also based on assumptions about many important factors, including:

•	financial market disruptions or economic recession, whether in the United States, Europe, the Middle East, Asia or other regions;

•	volatility or changes in financial markets, including debt and equity markets, that impact the value, liquidity, or credit ratings of financial assets in general, or financial assets held in particular investment funds or client portfolios, including those funds, portfolios, and other financial assets with respect to which Northern Trust has taken, or may in the future take, actions to provide asset value stability or additional liquidity;

•	the impact of equity markets on fee revenue;

•	the voluntary departure of the United Kingdom from the European Union pursuant to the “Brexit” referendum and the impact thereof on financial markets and economic conditions across the globe;

•	the downgrade of U.S. government-issued and other securities;

•	changes in foreign exchange trading client volumes and volatility in foreign currency exchange rates, changes in the valuation of the U.S. dollar relative to other currencies in which we record revenue or accrues expenses, and our success in assessing and mitigating the risks arising from all such changes and volatility;

•	a decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions;

•	our ability to address operating risks, including cyber-security or data security breach risks, human errors or omissions, pricing or valuation of securities, fraud, systems performance or defects, systems interruptions, and breakdowns in processes or internal controls;

•	our success in responding to and investing in changes and advancements in technology;

•	a significant downgrade of any of our debt ratings;

•	the health and soundness of the financial institutions and other counterparties with which we conduct business;

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•	uncertainties inherent in the complex and subjective judgments required to assess credit risk and establish appropriate allowances therefor;

•	the pace and extent of continued globalization of investment activity and growth in worldwide financial assets;

•	changes in interest rates or in the monetary or other policies of various regulatory authorities or central banks;

•	changes in the legal, regulatory and enforcement framework and oversight applicable to financial institutions, including changes that may affect leverage limits and risk-based capital and liquidity requirements, require financial institutions to pay higher assessments, expose financial institutions to certain liabilities of their subsidiary depository institutions, or restrict or increase the regulation of certain activities carried on by financial institutions, including us;

•	increased costs of compliance and other risks associated with changes in regulation, the current regulatory environment, and areas of increased regulatory emphasis and oversight in the United States and other countries, such as anti-money laundering, anti-bribery, and client privacy;

•	failure to satisfy regulatory standards or to obtain regulatory approvals when required, including for the use and distribution of capital;

•	changes in tax laws, accounting requirements or interpretations and other legislation in the United States or other countries that could affect us or our clients;

•	geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events and war, and the responses of the United States and other countries to those events;

•	changes in the nature and activities of our competition;

•	our success in maintaining existing business and continuing to generate new business in existing and targeted markets and our ability to deploy deposits in a profitable manner consistent with our liquidity requirements;

•	our ability to address the complex needs of a global client base and manage compliance with legal, tax, regulatory and other requirements;

•	our ability to maintain a product mix that achieves acceptable margins;

•	our ability to continue to develop investment products and generate investment results that satisfy clients;

•	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

•	our success in controlling expenses and implementing revenue enhancement initiatives;

•	uncertainties inherent in our assumptions concerning our pension plan, including discount rates and expected contributions, returns and payouts;

•	our success in improving risk management practices and controls and managing risks inherent in our businesses, including credit risk, operational risk, market and liquidity risk, fiduciary risk, compliance risk and strategic risk;

•	risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax, and other accruals;

•	risks associated with being a holding company, including our dependence on dividends from our principal subsidiary, the Bank;

•	the risk of damage to our reputation which may undermine the confidence of clients, counterparties, rating agencies, and stockholders; and

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•	other factors identified in our Annual Report on Form 10-K, including those factors described in “Item 1A — Risk Factors,” and other filings with the SEC, all of which are available on our website.

Actual results may differ materially from those expressed or implied by the forward-looking statements. The information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein is accurate only as of the date of that information. All forward-looking statements included in such documents are based upon information available at the time such statements are made, and we assume no obligation to update any forward-looking statements.

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SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and the depositary shares. This summary should be read together with the information contained or incorporated by reference in this prospectus supplement and in the accompanying prospectus. You should carefully read this entire prospectus supplement and the accompanying prospectus to understand fully the terms and conditions of the depositary shares, as well as the tax and other considerations that are important to you in making a decision about whether to invest in the depositary shares. To the extent the following information is inconsistent with the information in the accompanying prospectus, you should rely on the following information.

Northern Trust Corporation

We are a financial holding company that is a leading provider of asset servicing, fund administration, asset management, fiduciary and banking solutions for corporations, institutions, families and individuals worldwide. We conduct our business through various U.S. and non-U.S. subsidiaries, including the Bank. We were originally formed as a holding company for the Bank in 1971. We have a network of offices in 19 U.S. states, Washington, D.C., and 20 international locations in Canada, Europe, the Middle East, and the Asia-Pacific region. At June 30, 2016, we had consolidated total assets of $121.5 billion and stockholders’ equity of $9.0 billion.

The Bank is an Illinois banking corporation headquartered in Chicago and our principal subsidiary. Founded in 1889, the Bank conducts its business through its U.S. operations and its various U.S. and non-U.S. branches and subsidiaries. At June 30, 2016, the Bank had consolidated assets of $121.1 billion and common bank equity capital of $8.4 billion.

We expect that the Bank will continue in the foreseeable future to be the major source of our consolidated assets, revenues, and net income.

Business Overview

We focus on managing and servicing client assets through our two client-focused reporting segments: Corporate & Institutional Services, or C&IS, and Wealth Management. Asset management and related services are provided to C&IS and Wealth Management clients primarily by the Asset Management business. The revenue and expenses of Asset Management and certain other support functions are allocated fully to C&IS and Wealth Management. We also make use of a third reporting segment, Treasury and Other, under which we report certain income and expense items not allocated to C&IS and Wealth Management.

Corporate and Institutional Services

C&IS is a leading global provider of asset servicing and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth funds, and other institutional investors around the globe. Asset servicing and related services encompass a full range of capabilities including, but not limited to: global custody; fund administration; investment operations outsourcing; investment management; investment risk and analytical services; employee benefit services; securities lending; foreign exchange; treasury management; brokerage services; transition management services; banking; and cash management. Client relationships are managed through the Bank and the Bank’s and our other subsidiaries, including support from locations in North America, Europe, the Middle East, and the Asia-Pacific region. At June 30, 2016, total C&IS assets under custody were $5.8 trillion and assets under management were $672.3 billion.

Wealth Management

Wealth Management focuses on high-net-worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. The business also includes the Global Family Office, which provides customized services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million. In supporting these targeted segments, Wealth Management provides trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; family business consulting; family financial education; brokerage services; and private and business banking.

Wealth Management is one of the largest providers of advisory services in the United States, with $514.2 billion in assets under custody and $233.9 billion in assets under management at June 30, 2016. Wealth Management services are delivered by multidisciplinary teams through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London, Guernsey, and Abu Dhabi.

Asset Management

Asset Management, through our various subsidiaries, supports the C&IS and Wealth Management reporting segments by providing a broad range of asset management and related services and other products to clients around the world. Investment solutions are delivered through separately managed accounts, bank common and collective funds, registered investment companies, exchange traded funds, non-U.S. collective investment funds, and unregistered private investment funds. Asset Management’s capabilities include active, passive and engineered equity; active and passive fixed income; cash management; alternative asset classes (such as private equity and hedge funds of funds); and multi-manager advisory services and products. Asset Management’s activities also include overlay services and other risk management services. Asset Management operates internationally through subsidiaries and distribution arrangements and its revenue and expenses are fully allocated to C&IS and Wealth Management. As discussed above, Northern Trust managed $906.2 billion in assets as of June 30, 2016, including $672.3 billion for C&IS clients and $233.9 billion for Wealth Management clients.

Corporate Information

Our principal executive offices are located at 50 South La Salle Street, Chicago, Illinois 60603, and our telephone number is (312) 630-6000.

The Offering

Issuer	Northern Trust Corporation

Securities offered	500,000 depositary shares, each representing a 1/100th ownership interest in a share of Series D Preferred Stock. Each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such depositary share, to all the rights and preferences of the Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

We may, from time to time, elect to issue additional shares of Series D Preferred Stock and additional depositary shares representing interests in shares of the Series D Preferred Stock, without notice to, or consent from, the existing holders of Series D Preferred Stock or holders of the depositary shares and all those additional shares of Series D Preferred Stock would be deemed to form a single series with the Series D Preferred Stock.

Dividend payment dates	(i) The 1st day of April and October of each year, commencing on April 1, 2017, to and including October 1, 2026, and (ii) the 1st day of January, April, July and October of each year, commencing on January 1, 2027, subject to adjustment in the case of any such date after October 1, 2026 that falls on a day that is not a business day as described under “Description of the Series D Preferred Stock — Dividends” below.

Dividends	Dividends on the Series D Preferred Stock, only if, when and as declared by our board of directors or a duly authorized committee of the board, will accrue and be payable on the liquidation preference amount, on a non-cumulative basis, at a rate per annum equal to (i) 4.60%, semi-annually from the original issue date of the Series D Preferred Stock to but excluding October 1, 2026, and (ii) a floating rate equal to Three-month LIBOR (as defined under “Description of the Series D Preferred Stock — Dividends”) plus 3.202%, quarterly from and including October 1, 2026. Dividends will be payable in arrears on each dividend payment date. Any such dividends will be distributed to holders of depositary shares in the manner described under “Description of Depositary Shares — Dividends and Other Distributions.”

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on, and include, the original issue date of the Series D Preferred Stock. Each dividend period relating to a dividend payment date on or before October 1, 2026 is a “fixed rate period,” and each dividend period thereafter is a “floating rate period.”

Dividends on shares of the Series D Preferred Stock will not be mandatory. If our board of directors or a duly authorized committee of the board has not declared a dividend on the Series D Preferred Stock before the dividend payment date for any dividend period, such dividend shall not be cumulative and shall not accrue or be payable, and we will have no obligation to pay dividends for such dividend period, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

Our ability to pay dividends on the Series D Preferred Stock depends on the ability of our subsidiaries, including the Bank, to pay dividends to us. The ability of the Bank to pay dividends in the future is subject to Illinois law and to bank regulatory requirements and capital rules established by the Board of Governors of the Federal Reserve System, or the Federal Reserve.

So long as any share of Series D Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock;

(2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

(3) no shares of parity stock, including our Series C Non-Cumulative Perpetual Preferred Stock, without par value, or the Series C Preferred Stock, shall be repurchased, redeemed or otherwise acquired for consideration by us;

subject, in each case, to certain limited exceptions described under “Description of Series D Preferred Stock — Dividends.”

When dividends are not paid in full upon the shares of Series D Preferred Stock and any parity stock, all dividends declared upon shares of Series D Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series D Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series D Preferred Stock shall not be entitled to participate in any such dividends.

Dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital regulations.

Redemption	Neither the holders of Series D Preferred Stock nor the holders of depositary shares will have the right to require the redemption or repurchase of the Series D Preferred Stock.

On any dividend payment date on or after October 1, 2026, the Series D Preferred Stock may be redeemed at our option in whole, or in part, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. The Series D Preferred Stock may be redeemed at our option in whole, but not in part, including prior to October 1, 2026, upon the occurrence of a “regulatory capital treatment event,” as described under “Description of Series D Preferred Stock — Redemption,” at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. If we redeem the Series D Preferred Stock, the depositary will redeem a proportionate number of depositary shares.

Under the Federal Reserve’s current risk-based capital regulations applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve, and Northern Trust legally must either replace the shares to be redeemed with an equal amount of instruments that qualify as common equity tier 1 capital or additional tier 1 capital, or demonstrate to the Federal Reserve that following such redemption Northern Trust will continue to hold capital commensurate with its risk. Our redemption of the Series D Preferred Stock will cause the redemption of the corresponding depositary shares.

Liquidation rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Northern Trust, holders of shares of Series D Preferred Stock are entitled to receive out of assets of Northern Trust legally available for distribution to stockholders, before any distribution of assets is made to holders of our common stock or of any other shares of our stock ranking junior as to such a distribution to the Series D Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share) plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Distributions will be made only to the extent of Northern Trust’s assets that are available after satisfaction of all liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series D Preferred Stock, and any such distributions will be made pro rata as to the Series D Preferred Stock and any other shares of our stock ranking equally as to such distribution (including our Series C Preferred Stock).

Voting rights	None, except with respect to authorizing or increasing the authorized amount of senior stock and certain changes in the terms of the Series D Preferred Stock. See “Description of Series D Preferred Stock — Voting Rights.” Holders of depositary shares must act through the depositary to exercise any voting rights, as described under “Description of Depositary Shares — Voting the Series D Preferred Stock.”

Ranking	Shares of the Series D Preferred Stock will rank senior to our common stock and all other junior stock, and at least equally with each other series of our preferred stock we have issued or may issue (except for any senior series that may be issued with the consent of the holders of the Series D Preferred Stock and the consent of any other series of preferred stock as may be required) and all other parity stock, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding up. See “Description of Series D Preferred Stock.”

We will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of legally available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims), and pro rata as to any parity stock. The only series of parity stock currently outstanding is our Series C Preferred Stock.

Maturity	The Series D Preferred Stock does not have any maturity date, and we are not required to redeem the Series D Preferred Stock. Accordingly, the Series D Preferred Stock will remain outstanding indefinitely, unless and until we decide to redeem it.

Preemptive and conversion rights	None.

No listing	Neither the shares of the Series D Preferred Stock nor the depositary shares will be listed on any securities exchange or automated quotation system.

U.S. federal income tax considerations	For a discussion of the material tax considerations relating to the Series D Preferred Stock, see “U.S. Federal Income Tax Considerations.”

Use of proceeds	We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series D Preferred Stock for general corporate purposes. See “Use of Proceeds.”

Registrar	Wells Fargo Bank, N.A.

Depositary	Wells Fargo Bank, N.A.

For additional information regarding the Series D Preferred Stock and the depositary shares, see “Description of Series D Preferred Stock” on page S-15 and “Description of Depositary Shares” on page S-22.

Ratios of Earnings to Fixed Charges and Combined Fixed Charges and Preferred Stock Dividends

The following are ratios of our earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Six months ended June 30, 2016	Fiscal Year Ended December 31,
		2015	2014	2013	2012	2011
Earnings to Fixed Charges:
Excluding Interest on Deposits:	13.58	14.69	10.24	8.33	6.80	5.40
Including Interest on Deposits:	8.30	9.08	6.65	5.30	4.03	3.05
Earnings to Combined Fixed Charges and Preferred Stock Dividends:
Excluding Interest on Deposits:	10.58	11.13	9.26	8.33	6.80	5.40
Including Interest on Deposits:	7.17	7.69	6.27	5.30	4.03	3.05

For purposes of calculating the ratio of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, “earnings” consist of net income before extraordinary items plus applicable income taxes and fixed charges. “Fixed charges, excluding interest on deposits” consist of interest expense (other than on deposits) and the estimated interest component of rental expense. “Fixed charges, including interest on deposits” consist of all interest expense and the estimated interest component of rental expense.

RISK FACTORS

An investment in our depositary shares involves certain risks. You should carefully consider the risks described below and the risk factors and other information concerning our business included in our Annual Report on Form 10-K for the year ended December 31, 2015 and our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, before making a decision to invest in the depositary shares. Please be aware that other risks may prove to be important and new risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance or the value of your investment in the depositary shares. Any of these risks could materially adversely affect our financial condition, results of operations and the value of your investment in the depositary shares.

You are making an investment decision with regard to the depositary shares as well as the Series D Preferred Stock.

As described in this prospectus supplement, we are issuing fractional interests in shares of Series D Preferred Stock in the form of depositary shares. Accordingly, the depositary will rely on the payments it receives on the Series D Preferred Stock to fund all payments on the depositary shares. You should carefully review the information in this prospectus supplement and the accompanying prospectus regarding both of these securities.

Our ability to pay dividends on the Series D Preferred Stock, and therefore your ability to receive distributions on the depositary shares, may be limited by federal regulatory considerations and the results of operations of our subsidiaries.

We are a holding company that conducts substantially all of our operations through the Bank, our investment in which is our principal asset and source of income. We are a legal entity separate and distinct from the Bank and our other subsidiaries and, therefore, rely primarily on dividends from these subsidiaries to meet our obligations, including with respect to the depositary shares, and to provide funds for payment of dividends to our stockholders, to the extent declared by our board of directors. There are various regulatory restrictions on the ability of the Bank to pay dividends or make other payments to us. For example, federal banking laws regulate the amount of dividends that may be paid by the Bank without prior approval of the Federal Reserve. In addition, the Dodd-Frank Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) requires the Federal Reserve to establish more stringent capital requirements for large bank holding companies. Beginning in 2018, “advanced approaches institutions,” such as the Corporation and the Bank, must comply with a supplementary leverage ratio. Under the supplementary leverage ratio rules (the “SLR Rules”), advanced approaches institutions will be subject to a minimum supplementary leverage ratio of 3.0%. Insured depository institutions that are advanced approaches institutions, such as the Bank, also will be required to maintain at least a 3.0% supplementary leverage ratio to be considered “adequately-capitalized” under the rules. Maintaining the higher capital and liquidity levels required by the final rules implementing Basel III, meeting the requirements of the SLR Rules, and complying with any future regulatory requirements may reduce our profitability and performance measures and adversely affect the ability of the Bank to make distributions or pay dividends to us. As a result, our ability to make dividend payments on the Series D Preferred Stock, and therefore your ability to receive distributions on the depositary shares, could be adversely affected.

We are also required by the Federal Reserve to conduct periodic stress testing of our business operations and to develop an annual capital plan as part of the Federal Reserve’s Comprehensive Capital Analysis and Review process. Although the Federal Reserve did not object to our 2016 Capital Plan, our future capital plans, including planned stock repurchases and dividends, may be objected to by the Federal Reserve, potentially requiring us to revise our stress-testing or capital management approaches, resubmit the applicable capital plan or postpone, cancel or alter our planned capital actions. An objection by the Federal Reserve to a future capital plan could limit our ability to make capital distributions, including dividend payments on the Series D Preferred Stock. See “Item 1 — Business — Supervision and Regulation — Payment of Dividends” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015.

Because we are a holding company, our right to participate in any distribution of assets of any of our subsidiaries upon the subsidiary’s liquidation or otherwise, and thus your ability as a holder of the depositary shares to benefit indirectly from such distribution, will be subject to the prior claims of creditors of that subsidiary (including, in the case of the Bank, its depositors), except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. As a result, the depositary shares will be effectively subordinated to all existing and future liabilities of our subsidiaries. At June 30, 2016, our subsidiaries’ total liabilities, including deposit liabilities, that would effectively rank senior to the Series D Preferred Stock were approximately $110.0 billion.

The Series D Preferred Stock is equity and is subordinate to our existing and future indebtedness.

The shares of Series D Preferred Stock are our equity interests and do not constitute indebtedness. As such, the shares of Series D Preferred Stock, and the related depositary shares, will rank junior to all existing and future indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation. If we are forced to liquidate our assets to pay our creditors, we may not have sufficient funds to pay amounts due on any or all of the Series D Preferred Stock then outstanding. Our existing and future indebtedness may restrict payment of dividends on the Series D Preferred Stock. As of June 30, 2016, our indebtedness and obligations, on a consolidated basis, totaled approximately $112.6 billion. In addition, the shares of Series D Preferred Stock and the related depositary shares may be fully subordinated to interests held by the U.S. government in the event that we enter into a bankruptcy, receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

Additionally, unlike indebtedness, where principal and interest would customarily be payable on specified due dates, in the case of preferred stock such as the Series D Preferred Stock, (1) dividends are payable only if declared by our board of directors or a duly authorized committee of the board and (2) as a corporation, we may make dividend payments and redemption payments only out of legally available assets. Further, the Series D Preferred Stock places no restrictions on our business or operations or on our ability to incur indebtedness or engage in any transactions, subject only to the limited voting rights referred to below under “Risk Factors —Holders of Series D Preferred Stock and the related depositary shares will have limited voting rights.” Also, as a bank holding company, our ability to declare and pay dividends is dependent on certain federal regulatory considerations. See the immediately preceding risk factor.

We may not declare dividends on the Series D Preferred Stock, and dividends on the Series D Preferred Stock are non-cumulative. If we do not declare dividends on the Series D Preferred Stock, holders of depositary shares will not be entitled to receive related distributions on their depositary shares.

Dividends on shares of the Series D Preferred Stock will not be mandatory. Holders of the Series D Preferred Stock, including the depositary, will only be entitled to receive dividends for any given dividend period if, when and as declared by our board of directors or a duly authorized committee of the board of directors out of legally available assets. Consequently, if our board of directors or a duly authorized committee of the board of directors does not authorize and declare a dividend for any dividend period, the depositary will not be entitled to receive any such dividend and no related distribution will be made on the depositary shares, and such unpaid dividend will not accrue or be payable. Dividends on the Series D Preferred Stock are non-cumulative. We will have no obligation to pay dividends for a dividend period after the dividend payment date for such period, and holders of depositary shares will not be entitled to receive any distribution with respect to such dividends, if our board of directors or a duly authorized committee of the board of directors has not declared such dividend before the related dividend payment date, whether or not dividends are declared for any subsequent dividend period with respect to the Series D Preferred Stock or any other series of our preferred stock. If we do not declare and pay dividends on the Series D Preferred Stock, you will not receive corresponding distributions on your depositary shares and the market price of your depositary shares may decline.

Additionally, when dividends are not paid in full upon the Series D Preferred Stock and any parity stock, including our Series C Preferred Stock, all dividends declared upon the Series D Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends per share on the Series D Preferred Stock, and accrued dividends, including any accumulations, if any, on any parity stock bear to each other. Therefore, if we are not paying full dividends on any outstanding parity stock, we will not be able to pay full dividends on the Series D Preferred Stock.

Investors should not expect us to redeem the Series D Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable.

The Series D Preferred Stock is a perpetual equity security. The Series D Preferred Stock has no maturity or mandatory redemption date and is not redeemable at the option of investors. The Series D Preferred Stock may be redeemed by us at our option either in whole or in part from time to time on any dividend payment date on or after October 1, 2026, or in whole upon the occurrence of certain changes related to the regulatory capital treatment of the Series D Preferred Stock, as described below under “Description of Series D Preferred Stock —Redemption.” Any decision we may make at any time to propose a redemption of the Series D Preferred Stock will depend upon, among other things, our evaluation of our capital position, the composition of our stockholders’ equity and general market conditions at that time.

Our right to redeem the Series D Preferred Stock is subject to important limitations. Under the Federal Reserve’s risk-based capital rules applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve. There can be no assurance that the Federal Reserve will approve any redemption of the Series D Preferred Stock that we may propose. We understand that the factors that the Federal Reserve will consider in evaluating a proposed redemption, or a request that we be permitted to redeem the Series D Preferred Stock without replacing it with tier 1 capital, include its evaluation of the overall level and quality of our capital components, considered in light of our risk exposures, earnings and growth strategy, the capital plans and stress tests we submit to the Federal Reserve and our ability to meet and exceed minimum regulatory capital ratios under baseline and stressed conditions, and other supervisory considerations, although the Federal Reserve may change these factors at any time.

The Series D Preferred Stock may, subject to our obtaining all required regulatory approvals, be redeemed at our option at any time following a “regulatory capital treatment event.”

The Series D Preferred Stock may be redeemed by us at any time following the occurrence of certain events involving the capital treatment of the Series D Preferred Stock. In particular, upon our determination in good faith that an event has occurred that would constitute a “regulatory capital treatment event” (as defined on page S-20), we may, at our option and subject to the approval of the Federal Reserve, redeem in whole, but not in part, the shares of Series D Preferred Stock.

Although the terms of the Series D Preferred Stock have been established to satisfy the criteria for “additional tier 1 capital” instruments consistent with Basel III as set forth in the risk-based capital rules of the Federal Reserve in 12 CFR Part 217, it is possible that the Series D Preferred Stock may not satisfy the criteria set forth in future rulemaking or interpretations. As a result, a “regulatory capital treatment event” could occur whereby we would have the right, subject to obtaining all required regulatory approvals, to redeem the Series D Preferred Stock in accordance with its terms at a cash redemption price equal to $100,000 per share of Series D Preferred Stock (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends and without accumulation of any undeclared dividends, to but excluding the redemption date.

If we redeem the Series D Preferred Stock, you may not be able to reinvest the redemption price you receive in a similar security. See “Description of Series D Preferred Stock — Redemption.”

A downgrade, suspension or withdrawal of any rating assigned by a rating agency to us or our securities, including the depositary shares and the Series D Preferred Stock, could cause the liquidity or trading price of the depositary shares to decline significantly.

Real or anticipated changes in our credit ratings or the credit ratings assigned to the depositary shares and the Series D Preferred Stock generally could affect the trading price of the depositary shares. Credit ratings are not a recommendation to buy, sell or hold any security, and may be revised or withdrawn at any time by the issuing organization in its sole discretion. In addition, credit rating agencies continually review their ratings for the companies that they follow, including us. The credit rating agencies also evaluate the financial services industry as a whole and may change their credit rating for us and our securities, including the Series D Preferred Stock and depositary shares, based on their overall view of our industry.

A downgrade, withdrawal, or the announcement of a possible downgrade or withdrawal in the ratings assigned to the depositary shares, the Series D Preferred Stock, us or our other securities, or any perceived decrease in our creditworthiness could cause the trading price of the depositary shares to decline significantly.

We cannot assure you that a trading market for the depositary shares will ever develop or be maintained.

The Series D Preferred Stock and the related depositary shares are new issues with no established trading market. We do not intend to apply for listing of the depositary shares on any securities exchange or for quotation of the depositary shares in any automated dealer quotation system. We cannot provide you with any assurance regarding whether trading markets for the depositary shares will develop, the ability of holders of the depositary shares to sell their depositary shares or the prices at which holders may be able to sell their depositary shares. The underwriters have advised us that they currently intend to make markets in the depositary shares. The underwriters, however, are not obligated to do so, and any market making with respect to the depositary shares may be discontinued at any time without notice. If no active trading markets develop, you may be unable to resell the depositary shares at any price or at their fair market value. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Further, because the shares of Series D Preferred Stock do not have a stated maturity date, investors seeking liquidity in the depositary shares will be limited to selling their depositary shares in the secondary market. We do not expect that there will be any separate public trading market for the shares of the Series D Preferred Stock except as represented by the depositary shares.

General market conditions and unpredictable factors could adversely affect market prices for the depositary shares representing interests in the Series D Preferred Stock.

There can be no assurance about the market prices for the depositary shares representing interests in the Series D Preferred Stock. Several factors, many of which are beyond our control, will influence the market value of the depositary shares. Factors that might influence the market value of the depositary shares include:

•	whether we declare or fail to declare dividends on the Series D Preferred Stock from time to time;

•	our creditworthiness, regulatory capital levels, operating performance, financial condition and prospects;

•	the ratings of our securities provided by credit ratings agencies, including ratings on the Series D Preferred Stock and related depositary shares;

•	our issuance of additional preferred equity;

•	interest rates, generally, and expectations regarding changes in rates;

•	developments with respect to financial institutions generally;

•	the market for similar bank holding company securities; and

•	economic, financial, geopolitical, regulatory or judicial events that affect us or the financial markets generally.

Accordingly, the depositary shares that an investor purchases, whether in this offering or in the secondary market, may trade at a discount to their cost, and their value will fluctuate.

Holders of Series D Preferred Stock and the related depositary shares will have limited voting rights.

Holders of the Series D Preferred Stock, and therefore holders of the depositary shares, have no voting rights with respect to matters that generally require the approval of voting stockholders. However, holders of the Series D Preferred Stock will have the right to vote as a class on certain fundamental matters that may affect the preference or special rights of the Series D Preferred Stock, as described under “Description of Series D Preferred Stock — Voting Rights” below. Holders of depositary shares must act through the depositary to exercise any voting rights in respect of the Series D Preferred Stock.

Increased regulatory oversight and changes in the method pursuant to which the London Interbank Offered Rate (“LIBOR”) rates are determined may adversely affect the value of the Series D Preferred Stock and the depositary shares.

From and including the dividend payment date of October 1, 2026, the dividend rate of the Series D Preferred Stock will be based on Three-month LIBOR. LIBOR is the subject of recent regulatory guidance and proposals for reforms. Reforms that have been implemented, as well as any reforms that may be implemented in the future, could cause LIBOR to perform differently from the past, or have other consequences that cannot be predicted. In April 2013, final rules for the regulation and supervision of LIBOR by the U.K. Financial Conduct Authority (the “FCA”) came into effect (the “FCA Rules”). The FCA Rules include requirements that (1) an independent LIBOR administrator monitor and survey LIBOR submissions to identify breaches of practice standards and/or potentially manipulative behavior, and (2) firms submitting data for the purpose of determining LIBOR establish and maintain a clear conflicts of interest policy and appropriate systems and controls. In addition, effective February 1, 2014, ICE Benchmark Administration Limited (the “ICE Administration”) was appointed as the independent LIBOR administrator.

It is not possible to predict the effect of the FCA Rules, any changes in the methods pursuant to which the LIBOR rates are determined and any other reforms to LIBOR that may be enacted in the United Kingdom and elsewhere, which may adversely affect the trading market for LIBOR-based securities, such as the Series D Preferred Stock and the depositary shares offered hereby. In addition, any changes announced by the FCA, the ICE Administration or any other successor governance or oversight body, or future changes adopted by such body, in the method pursuant to which the LIBOR rates are determined may result in a sudden or prolonged increase or decrease in the reported LIBOR rates. If that were to occur and to the extent that the dividend rate of the Series D Preferred Stock is affected by reported LIBOR rates, the value of the Series D Preferred Stock and the depositary shares representing interests in the Series D Preferred Stock may be affected.

Holders of depositary shares may not be entitled to the dividends-received deduction.

Distributions paid to corporate U.S. holders of the depositary shares may be eligible for the dividends-received deduction if we have current or accumulated earnings and profits, as determined for U.S. federal income tax purposes. Although we presently have accumulated earnings and profits, we may not have sufficient current or accumulated earnings and profits during future fiscal years for the distributions on the Series D Preferred Stock (and related depositary shares) to qualify as dividends for U.S. federal income tax purposes. If any distributions on the Series D Preferred Stock (and related depositary shares) with respect to any fiscal year are not eligible for the dividends-received deduction because of insufficient current or accumulated earnings and profits, the market value of the depositary shares may decline.

Additional issuances of preferred stock or securities convertible into preferred stock may adversely affect the market price of the depositary shares.

We may, in the future, determine that it is advisable, or we may encounter circumstances where we determine it is necessary, to issue additional shares of preferred stock, securities convertible into, exchangeable for or that represent an interest in preferred stock, or preferred-stock-equivalent securities to fund strategic initiatives or other business needs or to build additional capital. Our board of directors is authorized to cause us to issue one or more classes or series of preferred stock from time to time without any action on the part of the stockholders. Our board of directors also has the power, without stockholder approval, to set the terms of any such classes or series of preferred stock that may be issued, including voting rights, dividend rights, and preferences over our Series D Preferred Stock with respect to dividends or upon our dissolution, winding up and liquidation and other terms. Though the approval of holders of depositary shares representing interests in the Series D Preferred Stock will be needed to issue any equity security ranking senior to the Series D Preferred Stock, if we issue preferred stock in the future that has preference over our Series D Preferred Stock with respect to the payment of dividends or upon liquidation, or if we issue preferred stock with voting rights that dilute the voting power of the Series D Preferred Stock or depositary shares, the rights of holders of the depositary shares or the market price of our depositary shares could be adversely affected. The market price of the depositary shares could decline as a result of such other offerings, as well as other sales of a large block of depositary shares, Series D Preferred Stock or similar securities in the market thereafter, or the perception that such sales could occur.

One of our affiliates will be the calculation agent and, as a result, potential conflicts of interest could arise.

Our principal subsidiary, The Northern Trust Company, will be the calculation agent for purposes of determining, among other things, the amount of each dividend payment with respect to the Series D Preferred Stock, Three-month LIBOR for each floating rate period and the redemption amount. Although the calculation agent will exercise its judgment in good faith when performing its functions, potential conflicts of interest may exist between the calculation agent and you.

USE OF PROCEEDS

The net proceeds, after deducting the underwriting discount but before our estimated offering expenses, from the offering of the depositary shares will be $495,000,000. We intend to use the net proceeds from the sale of the depositary shares representing interests in the Series D Preferred Stock for general corporate purposes.

DESCRIPTION OF SERIES D PREFERRED STOCK

The depositary will be the sole holder of the Series D Preferred Stock, as described under “Description of Depositary Shares” below, and all references in this prospectus supplement to the holders of the Series D Preferred Stock shall mean the depositary. However, the holders of depositary shares will be entitled, through the depositary, to exercise the rights and preferences of the holders of the Series D Preferred Stock, as described under “Description of Depositary Shares.”

This prospectus supplement summarizes specific terms and provisions of the Series D Preferred Stock. Terms that apply generally to our preferred stock are described in the “Description of the Preferred Stock” section of the accompanying prospectus. The following summary of the terms and provisions of the Series D Preferred Stock does not purport to be complete and is qualified in its entirety by reference to the pertinent sections of our Restated Certificate of Incorporation, as amended, and the Certificate of Designation creating the Series D Preferred Stock, which will be included as an exhibit to documents filed with the SEC.

Our authorized capital stock includes 10,000,000 shares of preferred stock, without par value. The board of directors is authorized to issue preferred stock in one or more series, to fix the number of shares in each series, and to determine the designations and preferences, limitations and relative rights of each series, including but not limited to dividend rates, voting rights, terms of redemption, liquidation preferences, sinking fund requirements and conversion rights, all without any vote or other action on the part of stockholders. This power is limited by applicable laws or regulations and may be delegated to a committee of the board of directors.

The Series D Preferred Stock is a single series of authorized preferred stock consisting of 5,000 shares, all of which are being initially offered hereby. We may from time to time, without notice to or the consent of holders of the Series D Preferred Stock, issue additional shares of preferred stock, including shares of the Series D Preferred Stock. Any such additional shares of Series D Preferred Stock would form a single series with the Series D Preferred Stock offered by this prospectus supplement. In addition, we may from time to time, without notice to or consent of holders of the Series D Preferred Stock, issue additional shares of preferred stock that rank equally with or junior to the Series D Preferred Stock.

Shares of the Series D Preferred Stock will rank senior to our common stock and all other junior stock, and at least equally with each other series of our preferred stock we have issued or may issue (except for any senior series that may be issued with the consent of the holders of the Series D Preferred Stock and the consent of any other series of preferred stock as may be required) and all other parity stock, with respect to the payment of dividends and distributions of our assets upon liquidation, dissolution or winding up. In addition, we will generally be able to pay dividends and distributions upon liquidation, dissolution or winding up only out of legally available assets for such payment (i.e., after taking account of all indebtedness and other non-equity claims) and pro rata as to any parity stock. As discussed below, the only series of parity stock currently outstanding is our Series C Preferred Stock. Shares of the Series D Preferred Stock will rank junior to all of our existing and future indebtedness and other non-equity claims on us with respect to assets available to satisfy claims on us, including in our liquidation.

The Series D Preferred Stock will be fully paid and nonassessable when issued. Holders of Series D Preferred Stock will not have preemptive or subscription rights to acquire more of our capital stock. Further, each holder’s interest in the shares of the Series D Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a bankruptcy, receivership, insolvency, liquidation, or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

The Series D Preferred Stock will not be convertible into, or exchangeable for, shares of any other class or series of our stock or other securities. The Series D Preferred Stock has no stated maturity and will not be subject to any sinking fund or other obligation of us to redeem or repurchase the Series D Preferred Stock.

Dividends

Dividends on shares of the Series D Preferred Stock will not be mandatory. Holders of the Series D Preferred Stock will be entitled to receive non-cumulative cash dividends, if, when and as declared by our board of directors or a duly authorized committee of the board, out of legally available assets. Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference amount of $100,000 per share (equivalent to $1,000 per depositary share) at a rate per annum equal to (i) 4.60% from the original issue date of the Series D Preferred Stock to but excluding October 1, 2026; and (ii) a floating rate equal to Three-month LIBOR, as defined herein, plus 3.202% from and including October 1, 2026. Dividends will be payable in arrears on each dividend payment date. A “dividend payment date” means (i) the 1st day of April and October of each year, commencing on April 1, 2017, to and including October 1, 2026, and (ii) the 1st day of January, April, July and October of each year, commencing on January 1, 2027, except as provided below. If any such date on or before October 1, 2026 is not a business day, then such date will nevertheless be a dividend payment date but dividends on the Series D Preferred Stock, when, as and if declared, will be paid on the next succeeding business day (without any adjustment to the amount of the dividend paid per share of the Series D Preferred Stock). If any such date after October 1, 2026 is not a business day, then the next succeeding business day will be the applicable dividend payment date and dividends, when, as and if declared, will be paid on such next succeeding business day. A business day means any weekday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York.

A dividend period is the period from, and including, a dividend payment date to, but excluding, the next dividend payment date, except that the initial dividend period will commence on and include the original issue date of the Series D Preferred Stock. Each dividend period relating to a dividend payment date on or before October 1, 2026 is a “fixed rate period,” and each dividend period thereafter is a “floating rate period.”

The amount of dividends payable for any dividend period per share of the Series D Preferred Stock will be calculated by the calculation agent (a) in respect of a fixed rate period, on the basis of a 360-day year consisting of twelve 30-day months and (b) in respect of a floating rate period, by multiplying the per annum dividend rate in effect for that floating rate period by a fraction, the numerator of which will be the actual number of days in the floating rate period and the denominator of which will be 360, and multiplying the rate obtained by $100,000.

In the event that we issue additional shares of Series D Preferred Stock after the original issue date, dividends on such shares will accrue from the original issue date of such additional shares. Notwithstanding the foregoing, dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause us to fail to comply with laws and regulations applicable thereto, including applicable capital regulations.

Dividends will be payable to holders of record of Series D Preferred Stock as they appear on our books on the applicable record date, which shall be the 15th day of the calendar month immediately preceding the month during which the dividend payment date falls. The corresponding record dates for the depositary shares will be the same as the record dates for the Series D Preferred Stock.

Dividends on shares of Series D Preferred Stock will not be cumulative. Accordingly, if the board of directors or a duly authorized committee of the board does not declare a dividend on the Series D Preferred Stock payable in respect of any dividend period before the related dividend payment date, such dividend will not accrue or be payable and we will have no obligation to pay a dividend for that dividend period on the dividend payment date or at any future time, whether or not dividends on the Series D Preferred Stock are declared for any future dividend period.

“Three-month LIBOR” means, with respect to any floating rate period, the offered rate expressed as a percentage per annum for deposits in U.S. dollars for a three-month period commencing on the first day of that floating rate period, as that rate appears on Reuters Screen LIBOR01 as of 11:00 A.M., London time, on the second London banking day immediately preceding the first day of that floating rate period. If Three-month

LIBOR does not appear on Reuters Screen LIBOR01, Three-month LIBOR will be determined on the basis of the rates at which deposits in U.S. dollars for a three-month period, commencing on the first day of that floating rate period, and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in that market selected by us and identified to the calculation agent, at approximately 11:00 A.M., London time, on the second London banking day immediately preceding the first day of that floating rate period. The calculation agent will request the principal London office of each of these banks to provide a quotation of its rate. If at least two quotations are provided, Three-month LIBOR for that floating rate period will be the arithmetic mean of those quotations (rounded upward if necessary to the nearest 0.00001%). If fewer than two quotations are provided, Three-month LIBOR with respect to that floating rate period will be the arithmetic mean (rounded upward if necessary to the nearest 0.00001%) of the rates quoted by three major banks in New York City selected by us and identified to the calculation agent, at approximately 11:00 A.M., New York City time, on the first day of that floating rate period for loans in U.S. dollars to leading European banks for a three-month period, commencing on the first day of that floating rate period and in a principal amount of not less than $1,000,000. If fewer than three banks selected by us and identified to the calculation agent to provide quotations are quoting as described above, Three-month LIBOR with respect to that floating rate period will be the Three-month LIBOR in effect for the prior floating rate period or, in the case of the first floating rate period, the most recent rate that could have been determined had the floating rate period been applicable prior to first floating rate period.

The calculation agent’s determination of Three-month LIBOR for each floating rate period and the calculation of the amount of dividends for each dividend period will be final and binding in the absence of manifest error.

“London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London.

“Reuters Screen LIBOR01” means the display on the Reuters Eikon (or any successor service) on the “LIBOR01” page (or any other page as may replace such page on such service for the purpose of displaying the London interbank rates of major banks for U.S. dollar deposits).

Restrictions on Dividends

So long as any share of Series D Preferred Stock remains outstanding, unless the full dividends for the most recently completed dividend period on all outstanding shares of Series D Preferred Stock have been declared and paid or declared and a sum sufficient for the payment thereof has been set aside:

(1) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any junior stock (other than a dividend payable solely in junior stock or any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan);

(2) no shares of junior stock shall be repurchased, redeemed or otherwise acquired for consideration by us, directly or indirectly (other than (a) as a result of a reclassification of junior stock for or into other junior stock; (b) the exchange or conversion of one share of junior stock for or into another share of junior stock; (c) through the use of the proceeds of a substantially contemporaneous sale of other shares of junior stock; (d) purchases, redemptions or other acquisitions of shares of the junior stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants; (e) purchases of shares of junior stock pursuant to a contractually binding requirement to buy junior stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (f) the purchase of fractional interests in shares of junior stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (g) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in junior stock in the ordinary course of business; (h) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary; or (i) the acquisition by us or any of our subsidiaries of record ownership in junior stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians) nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by us; and

(3) no shares of parity stock shall be repurchased, redeemed or otherwise acquired for consideration by us (other than (a) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such parity stock; (b) as a result of a reclassification of parity stock for or into other parity stock or junior stock; (c) the exchange or conversion of parity stock for or into other parity stock or junior stock; (d) through the use of the proceeds of a substantially contemporaneous sale of other shares of parity stock or junior stock; (e) purchases of shares of parity stock pursuant to a contractually binding requirement to buy parity stock existing prior to the preceding dividend period, including under a contractually binding stock repurchase plan; (f) the purchase of fractional interests in shares of parity stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged; (g) purchases or other acquisitions by any of our broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in parity stock in the ordinary course of business; (h) purchases by any of our broker-dealer subsidiaries of our capital stock for resale pursuant to an offering by us of such capital stock underwritten by such broker-dealer subsidiary; or (i) the acquisition by us or any of our subsidiaries of record ownership in parity stock for the beneficial ownership of any other persons (other than for the beneficial ownership by us or any of our subsidiaries), including as trustees or custodians).

As used in this prospectus supplement, “junior stock” means our common stock, our Series A Junior Participating Preferred Stock (if and when issued and outstanding), and any other class or series of our stock hereafter authorized over which the Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of our assets on any liquidation, dissolution or winding up of Northern Trust.

When dividends are not paid in full upon the shares of Series D Preferred Stock and any parity stock, all dividends declared upon shares of Series D Preferred Stock and any parity stock will be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on any parity stock, bear to each other. To the extent a dividend period with respect to any parity stock coincides with more than one dividend period with respect to the Series D Preferred Stock, for purposes of the immediately preceding sentence, our board of directors will treat such dividend period(s) with respect to any parity stock and dividend period(s) with respect to the Series D Preferred Stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on such parity stock and the Series D Preferred Stock. To the extent a dividend period with respect to the Series D Preferred Stock coincides with more than one dividend period with respect to any parity stock, for purposes of the first sentence of this paragraph, our board of directors will treat such dividend period(s) with respect to the Series D Preferred Stock and dividend period(s) with respect to any parity stock in a manner that it deems to be fair and equitable in order to achieve proportional payments of dividends on the Series D Preferred Stock and such parity stock. For the purposes of this paragraph, the term “dividend period” as used with respect to any parity stock means such dividend periods as are provided for in the terms of such parity stock.

As used in this prospectus supplement, “parity stock” means our Series C Preferred Stock and any other class or series of our stock hereafter authorized that ranks equally with the Series C Preferred Stock and the Series D Preferred Stock in the payment of dividends (whether such dividends are cumulative or non-cumulative) and in the distribution of our assets on any liquidation, dissolution or winding up of Northern Trust. As of the date of this prospectus supplement, shares of the Series C Preferred Stock are the only shares of parity stock outstanding. As of the date of this prospectus supplement, we have issued 16,000,000 depositary shares, each representing a 1/1,000th ownership interest in a share of Series C Preferred Stock. The Series C Preferred Stock has a liquidation preference of $25,000 per share (or $25 per depositary share). Holders of Series C Preferred Stock are entitled to non-cumulative quarterly dividends, when, as and if declared by our board of directors or a duly authorized committee of the board, at a rate per annum of 5.85%. The terms of the Series C Preferred Stock generally include the same provisions with respect to restrictions on declaration and payment of dividends and voting rights as apply to the Series D Preferred Stock. For additional details on the terms of the Series C Preferred Stock, you should refer to the certificate of designation of such series, which is on file with the SEC.

Subject to the foregoing, and not otherwise, such dividends (payable in cash, stock or otherwise), as may be determined by our board of directors or a duly authorized committee of the board, may be declared and paid on our common stock and any other stock ranking equally with or junior to the Series D Preferred Stock from time to time out of any assets legally available for such payment, and the holders of the Series D Preferred Stock shall not be entitled to participate in any such dividends.

Liquidation Rights

Upon any voluntary or involuntary liquidation, dissolution or winding up of Northern Trust, holders of the Series D Preferred Stock are entitled to receive out of our assets legally available for distribution to stockholders, before any distribution of assets may be made to or set aside for the holders of common stock or any other junior stock, after satisfaction of liabilities to creditors and subject to the rights of holders of any securities ranking senior to the Series D Preferred Stock, a liquidating distribution in the amount of the liquidation preference of $100,000 per share (equivalent to $1,000 per depositary share) plus declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of the Series D Preferred Stock will not be entitled to any other amounts from us after they have received their full liquidating distribution.

In any such distribution, if our assets are not sufficient to pay the liquidation preference plus declared and unpaid dividends in full to all holders of the Series D Preferred Stock and all holders of any parity stock, including our Series C Preferred Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all such parity stock will be paid pro rata in accordance with the respective aggregate liquidating distribution owed to those holders. If the liquidation preference plus declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and any parity stock, the holders of our junior stock shall be entitled to receive all remaining assets of Northern Trust according to their respective rights and preferences.

For purposes of this section, the sale, lease, conveyance or transfer (for cash, securities or other property) of all or substantially all of the property and assets of Northern Trust, or any merger or consolidation of Northern Trust with or into any other entity (for cash, securities or other property), shall not be deemed a liquidation, dissolution or winding up of Northern Trust.

The shares of Series D Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a receivership, insolvency, liquidation or similar proceeding, including a proceeding under the Orderly Liquidation Authority of the Dodd-Frank Act.

Redemption

The Series D Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provision. Except as described below, the Series D Preferred Stock is not redeemable prior to October 1, 2026. On any dividend payment date on or after October 1, 2026, the Series D Preferred Stock will be redeemable at our option, in whole at any time, or in part from time to time, at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Holders of Series D Preferred Stock will have no right to require the redemption or repurchase of the Series D Preferred Stock.

Notwithstanding the foregoing, within 90 days following the occurrence of a “regulatory capital treatment event,” we may, at our option, subject to the approval of the appropriate federal banking agency, provide notice of our intent to redeem in accordance with the procedures described below, and subsequently redeem, all (but not less than all) of the shares of Series D Preferred Stock at the time outstanding at a redemption price equal to $100,000 per share (equivalent to $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends.

A “regulatory capital treatment event” means the good faith determination by us that, as a result of any

•	amendment to, or change (including any announced prospective change) in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series D Preferred Stock;

•	proposed change in those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock; or

•	official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, there is more than an insubstantial risk that we will not be entitled to treat the full liquidation preference of the shares of Series D Preferred Stock then outstanding as additional tier 1 capital (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve in 12 CFR Part 217 (or, as and if applicable, the capital adequacy rules and regulations of any successor appropriate federal banking agency), as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding.

If shares of the Series D Preferred Stock are to be redeemed, the notice of redemption shall be given by first class mail to the holders of record of the Series D Preferred Stock to be redeemed, mailed not less than 30 days nor more than 60 days prior to the date fixed for redemption thereof (provided that, if the Series D Preferred Stock is held in book-entry form through DTC, we may give such notice in any manner permitted by DTC). Each notice of redemption shall state: (1) the redemption date; (2) the number of shares of the Series D Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; (4) the place or places where the certificates evidencing shares of Series D Preferred Stock are to be surrendered for payment of the redemption price; and (5) that dividends on the shares to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series D Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by us for the benefit of the holders of any shares of Series D Preferred Stock so called for redemption, then, on and after the redemption date, such shares of Series D Preferred Stock shall no longer be deemed outstanding, dividends will cease to accrue on such shares of Series D Preferred Stock and all rights of the holders of such shares will terminate, except the right to receive the redemption price. See “Description of Depositary Shares” below for information about redemption of the depositary shares relating to our Series D Preferred Stock.

In case of any redemption of only part of the shares of the Series D Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata, by lot or in such other manner as we may determine to be fair and equitable.

Under the Federal Reserve’s current risk-based capital regulations applicable to bank holding companies, any redemption of the Series D Preferred Stock is subject to prior approval of the Federal Reserve, and Northern Trust legally must either replace the shares to be redeemed with an equal amount of instruments that qualify as common equity tier 1 capital or additional tier 1 capital, or demonstrate to the Federal Reserve that following such redemption Northern Trust will continue to hold capital commensurate with its risk. See “Risk Factors —Investors should not expect us to redeem the Series D Preferred Stock on the date it becomes redeemable or on any particular date after it becomes redeemable” in this prospectus supplement.

Voting Rights

The holders of the Series D Preferred Stock do not have voting rights other than those described below, except as expressly provided by Delaware law.

So long as any shares of Series D Preferred Stock remain outstanding:

•	the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, shall be required to amend the provisions of Northern Trust’s Restated Certificate of Incorporation, as amended (including the Certificate of Designation of the Series D Preferred Stock or any other series of preferred stock), or Northern Trust’s bylaws so as to materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of Northern Trust will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock; and

•	the affirmative vote or consent of the holders of at least two-thirds of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a single class, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any class or series of stock ranking senior to the Series D Preferred Stock and all other parity stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up of Northern Trust.

The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Series D Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by us for the benefit of the holders of the Series D Preferred Stock to effect such redemption.

Registrar

Wells Fargo Bank, N.A. will be the registrar, dividend disbursing agent and redemption agent for the Series D Preferred Stock.

Calculation Agent

The “calculation agent” means, at any time, the person or entity appointed by us and serving as such agent with respect to the Series D Preferred Stock at such time. We may terminate any such appointment and may appoint a successor agent at any time and from time to time, provided that we will use our best efforts to ensure that there is, at all relevant times when the Series D Preferred Stock is outstanding, a person or entity appointed and serving as such agent. The Northern Trust Company, our principal subsidiary, will be the calculation agent for the Series D Preferred Stock as of the original issue date and any successor calculation agent may be a person or entity affiliated with us.

DESCRIPTION OF DEPOSITARY SHARES

In this prospectus supplement, references to “holders” of depositary shares mean those who own depositary shares registered in their own names, on the books that we or the depositary maintain for this purpose, and not indirect holders who own beneficial interests in depositary shares registered in street name or issued in book-entry form through DTC. Please review the special considerations that apply to indirect holders described in the “Book-Entry Issuance” section of this prospectus supplement.

This prospectus supplement summarizes specific terms and provisions of the depositary shares relating to our Series D Preferred Stock. The following summary of the terms and provisions of the depositary shares does not purport to be complete and is qualified in its entirety by reference to the deposit agreement, which will be included as an exhibit to a report filed with the SEC. As described above under “Description of Series D Preferred Stock,” we are issuing fractional interests in shares of preferred stock in the form of depositary shares. Each depositary share will represent a 1/100th ownership interest in a share of Series D Preferred Stock, and will be evidenced by a depositary receipt. The shares of Series D Preferred Stock represented by depositary shares will be deposited under a deposit agreement among Northern Trust, Wells Fargo Bank, N.A., as depositary, and the holders from time to time of the depositary receipts evidencing the depositary shares. Subject to the terms of the deposit agreement, each holder of a depositary share will be entitled, through the depositary, in proportion to the applicable fraction of a share of Series D Preferred Stock represented by such depositary share, to all the rights and preferences of the Series D Preferred Stock represented thereby (including dividend, voting, redemption and liquidation rights).

Immediately following the issuance of the Series D Preferred Stock, we will deposit the Series D Preferred Stock with the depositary, which will then issue the depositary shares to the underwriters. Copies of the forms of deposit agreement and the depositary receipt may be obtained from us upon request and in the manner described in the section entitled “Where You Can Find More Information” in this prospectus supplement.

Dividends and Other Distributions

The depositary will distribute any cash dividends or other cash distributions received in respect of the deposited Series D Preferred Stock to the record holders of depositary shares relating to the underlying Series D Preferred Stock in proportion to the number of depositary shares held by the holders. The depositary will distribute any property received by it other than cash to the record holders of depositary shares entitled to those distributions, unless it determines that the distribution cannot be made proportionally among those holders or that it is not feasible to make a distribution. In that event, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders of the depositary shares in proportion to the number of depositary shares they hold.

Record dates for the payment of dividends and other matters relating to the depositary shares will be the same as the corresponding record dates for the Series D Preferred Stock.

The amounts distributed to holders of depositary shares will be reduced by any amounts required to be withheld by the depositary or by us on account of taxes or other governmental charges. Additionally, each holder of depositary shares representing interests in the Series D Preferred Stock may be fully subordinated to interests held by the U.S. government in the event that we enter into a bankruptcy, receivership, insolvency, liquidation or similar proceeding.

Redemption of Depositary Shares

If we redeem the Series D Preferred Stock represented by the depositary shares, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption of the Series D Preferred Stock held by the depositary. The redemption price per depositary share will be equal to 1/100th of the redemption price per share payable with respect to the Series D Preferred Stock (or $1,000 per depositary share), plus any declared and unpaid dividends, without accumulation of any undeclared dividends. Whenever we redeem shares of Series D Preferred Stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the Series D Preferred Stock so redeemed.

In case of any redemption of less than all of the outstanding depositary shares, the depositary shares to be redeemed will be selected by the depositary pro rata or in such other manner determined by the depositary to be fair and equitable. In any such case, we will redeem depositary shares only in increments of 100 shares and any multiple thereof.

Voting the Series D Preferred Stock

When the depositary receives notice of any meeting at which the holders of the Series D Preferred Stock are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the Series D Preferred Stock. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the Series D Preferred Stock, may instruct the depositary to vote the amount of the Series D Preferred Stock represented by the holder’s depositary shares. To the extent reasonably practicable, the depositary will vote the amount of the Series D Preferred Stock represented by depositary shares in accordance with the instructions it receives. We will agree to take all reasonable actions that the depositary determines are necessary to enable the depositary to vote as instructed. If the depositary does not receive specific instructions from the holders of any depositary shares representing the Series D Preferred Stock, it will vote such depositary shares proportionately with instructions received.

No Listing

Neither the shares of the Series D Preferred Stock nor the depositary shares will be listed on any securities exchange or automated quotation system.

Form of Preferred Stock and Depositary Shares

The depositary shares shall be issued in book-entry form through DTC, as described in “Book-Entry Issuance” below. The Series D Preferred Stock will be issued in registered form to the depositary as described in “Description of Series D Preferred Stock” above.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provisions of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the amendment has been approved by holders of at least a majority (or, in the case of such amendments relating to or affecting rights to receive dividends or distributions or voting or redemption rights, holders of at least two-thirds) of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution in respect of the Series D Preferred Stock in connection with our liquidation, dissolution or winding up and such distribution has been made to all the holders of depositary shares.

BOOK-ENTRY ISSUANCE

The depositary shares will be issued in the form of one or more depositary receipts registered in the name of Cede & Co., as a nominee for DTC.

Following the issuance of the depositary shares, DTC will credit the accounts of its participants, including Euroclear Bank SA/NV, or Euroclear, and Clearstream Banking S.A., or Clearstream, with the depositary shares upon our instructions. Only persons who hold directly or indirectly through financial institutions that are participants in DTC can hold beneficial interests in the depositary receipts. Because the laws of some jurisdictions require certain types of purchasers to take physical delivery of securities in definitive form, you may encounter difficulties in your ability to own, transfer or pledge beneficial interests in the depositary shares, so long as the depositary shares are represented by depositary receipts.

DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants, or the Direct Participants, deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly. The DTC rules applicable to its participants are on file with the SEC.

Clearstream has informed us that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between Clearstream customers through electronic book-entry changes in accounts of Clearstream customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream also deals with domestic securities markets in several countries through established depository and custodial relationships. Clearstream is registered as a bank in Luxembourg, and as such is subject to regulation by the Commission de Surveillance du Secteur Financier and the Banque Centrale du Luxembourg, which supervise and oversee the activities of Luxembourg banks. Clearstream’s customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Clearstream is available to other institutions that clear through or maintain a custodial relationship with an accountholder of Clearstream. Clearstream has established an electronic bridge with Euroclear to facilitate settlement of trades between Clearstream and Euroclear.

Euroclear has informed us that it holds securities for its customers and facilitates the clearance and settlement of securities transactions by electronic book-entry transfer between its accountholders. Euroclear provides various services including safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Euroclear also deals with domestic securities markets in several countries through established depository and custodial relationships. Euroclear customers are world-wide financial institutions, including underwriters, securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to Euroclear is available to other institutions that clear through or maintain a custodial relationship with accountholders in Euroclear.

So long as DTC or its nominee is the registered owner of the depositary receipts, we and Wells Fargo Bank, N.A. will treat DTC as the sole owner or holder of the depositary shares. Therefore, except as set forth below, you will not be entitled to have depositary shares registered in your name or to receive physical delivery of the depositary receipts or Series D Preferred Stock. Accordingly, you will have to rely on the procedures of DTC and the participant in DTC through whom you hold your beneficial interest in order to exercise any rights of a holder of depositary shares. We understand that, under existing practices, DTC would act upon the instructions of a participant or authorize that participant to take any action that a holder is entitled to take.

As long as the Series D Preferred Stock is registered in the name of Wells Fargo Bank, N.A., as depositary, and the depositary shares are represented by the depositary receipts registered in the name of DTC, we will pay dividends on the Series D Preferred Stock represented by the depositary shares to or as directed by DTC, whose nominee, Cede & Co., will be the registered holder of the depositary receipts. Payments to DTC will be in immediately available funds by wire transfer. DTC will credit the relevant accounts of the participants on the applicable date. Neither Wells Fargo Bank, N.A. nor we will be responsible for making any payments to participants or customers of participants or for maintaining any records relating to the holdings of participants and their customers, and you will have to rely on the procedures of DTC and the participants.

If we determine to replace the depositary receipt with depositary receipts in certificated form registered in the names of the beneficial owners, the underlying shares of the Series D Preferred Stock may be withdrawn from the depositary arrangement upon surrender of depositary receipts at the corporate trust office of the depositary and upon payment of the taxes, charges and fees provided for in the deposit agreement. Subject to the deposit agreement, the holders of depositary receipts will receive the appropriate number of shares of Series D Preferred Stock and any money or property represented by the depositary shares.

Only whole shares of the Series D Preferred Stock may be withdrawn. If a holder holds an amount other than a whole multiple of 100 depositary shares, the depositary will deliver, along with the withdrawn shares of the Series D Preferred Stock, a new depositary receipt evidencing the excess number of depositary shares. Holders of withdrawn shares of the Series D Preferred Stock will not be entitled to re-deposit those shares or to receive depositary shares.

Settlement

You will be required to make your initial payment for the depositary shares in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC’s Same-Day Funds Settlement System.

Notices

So long as the depositary receipts are held on behalf of DTC, notices to holders of depositary shares represented by a beneficial interest in the depositary receipts may be given by delivery of the relevant notice to DTC.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of the material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of the depositary shares. The following summary is based upon current provisions of the Internal Revenue Code of 1986, as amended, or the Code, regulations of the U.S. Department of the Treasury, or Treasury, and judicial or administrative authority, all of which are subject to change, possibly with retroactive effect. U.S. federal estate and gift, state, local and foreign tax consequences are not summarized, nor are tax consequences to special classes of investors including, but not limited to, tax-exempt organizations, insurance companies, banks or other financial institutions, partnerships or other entities classified as partnerships for U.S. federal income tax purposes (and investors therein), dealers in securities or currencies, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates, persons liable for the alternative minimum tax, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, retirement plans, foreign corporations classified as a “passive foreign investment company” or “controlled foreign corporation” for U.S. federal income tax purposes, and persons that will hold the depositary shares as part of a hedging transaction, “straddle,” “conversion transaction,” “constructive sale transaction” or as part of some other integrated investment transaction. Tax consequences may vary depending upon the particular status of an investor and this summary does not address all of the U.S. federal income tax considerations that may be relevant to a particular investor’s circumstances. The summary is limited to taxpayers who will hold the depositary shares as “capital assets” (generally, property held for investment) and who purchase the depositary shares in the initial offering at the initial offering price. Each potential investor should consult with its own tax advisors as to the U.S. federal, state, local, foreign and any other tax consequences of the purchase, ownership, conversion and disposition of the depositary shares.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) holds the depositary shares, the tax treatment of a partner generally will depend upon the status of the partner and the activities of the partnership. A partner and the partnership holding the depositary shares should consult their tax advisors regarding the tax considerations of acquiring, holding and disposing of the depositary shares.

Beneficial owners of depositary shares will be treated as owners of the underlying Series D Preferred Stock for U.S. federal income tax purposes.

U.S. Holders

The discussion in this section is addressed to a U.S. holder, which for this purpose means a beneficial owner of depositary shares that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation (or other entity treated as a corporation for U.S. federal tax purposes) created or organized in or under the laws of the United States or of any state thereof or the District of Columbia, (3) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (4) a trust if (i) a court within the United States is able to exercise primary supervision over its administration and one or more United States persons have the authority to control all of its substantial decisions or (ii) it has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

Dividends. Distributions with respect to the depositary shares will be taxable as dividend income when paid to the extent of our current and accumulated earnings and profits as determined for U.S. federal income tax purposes. To the extent that the amount of a distribution with respect to the depositary shares exceeds our current and accumulated earnings and profits, such distribution will be treated first as a return of capital to the extent of the U.S. holder’s adjusted tax basis in such depositary shares, which would not be subject to tax, and thereafter as capital gain.

Distributions constituting dividend income received by a non-corporate U.S. holder in respect of the depositary shares will generally represent “qualified dividend income” that is taxable at the preferential rates applicable to long term capital gains, provided that certain holding period requirements are met and certain other conditions are satisfied.

Distributions on the depositary shares constituting dividend income paid to holders that are U.S. corporations will generally qualify for the 70% dividends-received deduction, subject to various limitations. In addition to other applicable rules, prospective U.S. corporate investors should consider the effect of:

•	Section 246A of the Code, which reduces the dividends-received deduction allowed to a corporate U.S. holder that has incurred indebtedness that is “directly attributable” to an investment in portfolio stock, which may include the depositary shares;

•	Section 246(c) of the Code, which, in part, disallows the dividends-received deduction in respect of any dividend on a share of stock that is held for less than the minimum required holding period (generally, for preferred stock, at least 91 days during the 181-day period beginning on the date which is 90 days before the date on which the preferred stock becomes ex-dividend with respect to such dividend); and

•	Section 1059 of the Code, which, under certain circumstances, reduces the adjusted tax basis of stock by the portion of any “extraordinary dividend” (as defined below) received in respect of such stock that is eligible for the dividends-received deduction and, if such portion exceeds the holder’s adjusted tax basis in such stock, requires the holder to treat the excess as capital gain.

All U.S. holders should consult their own tax advisors regarding the availability of the reduced dividend tax rate and the dividends-received deduction in the light of its particular circumstances.

A corporate U.S. holder will be required to reduce its tax basis (but not below zero) in the depositary shares by the nontaxed portion of any “extraordinary dividend” if the shares were not held for more than two years before the earliest of the date such dividend is declared, announced, or agreed. If the nontaxed portion exceeds the holder’s adjusted tax basis in the depositary shares, the holder must treat such excess as gain from the sale or exchange of the depositary shares in the taxable year in which the extraordinary dividend is received. Generally, the nontaxed portion of an extraordinary dividend is the amount excluded from income by operation of the dividends-received deduction. An extraordinary dividend generally is any dividend that:

•	equals or exceeds 5% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or

•	exceeds 20% of the corporate U.S. holder’s adjusted tax basis in the depositary shares, treating all dividends having ex-dividend dates within a 365-day period as one dividend.

In determining whether a dividend paid on stock is an extraordinary dividend, a corporate U.S. holder may elect to substitute the fair market value of the stock for its tax basis for purposes of applying these tests if the fair market value as of the day before the ex-dividend date is established to the satisfaction of the Secretary of the Treasury. An extraordinary dividend also includes any amount treated as a dividend in the case of a redemption that is either non-pro rata as to all stockholders or in partial liquidation of the corporation, regardless of the stockholder’s holding period and regardless of the size of the dividend.

Dispositions. A U.S. holder will generally recognize capital gain or loss on a sale or exchange of the depositary shares equal to the difference between the amount realized upon the sale or exchange and such U.S. holder’s adjusted tax basis in the shares sold or exchanged. Such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the shares sold or exchanged is more than one year. Long-term capital gains of noncorporate taxpayers are generally subject to tax at a lower maximum marginal tax rate than the maximum marginal tax rate applicable to ordinary income. The deductibility of net capital losses is subject to limitations.

Redemptions. The tax treatment accorded to any redemption by us (as distinguished from a sale, exchange or other taxable disposition) of our depositary shares from a U.S. holder can only be determined on the basis of the particular facts as to each U.S. holder of our depositary shares at the time of redemption.

In general, a U.S. holder of our depositary shares will recognize capital gain or loss measured by the difference between the amount received by the U.S. holder of such depositary shares upon the redemption and such U.S. holder’s adjusted tax basis in the depositary shares redeemed (provided the depositary shares are held as a capital asset) if such redemption (i) results in a “complete termination” of the U.S. holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption under Section 302(b)(2) of the Code, (iii) is “not essentially equivalent to a dividend” with respect to the U.S. holder of the depositary shares under Section 302(b)(1) of the Code, or (iv) is a redemption of stock held by a noncorporate stockholder where such redemption results in a partial liquidation of us under Section 302(b)(4) of the Code. In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. The U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such U.S. holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If none of the alternative tests of Section 302(b) of the Code are met, the redemption will be treated as a distribution subject to the rules described under “U.S. Holders — Dividends.” Because the determination as to whether any of the alternative tests of Section 302(b) of the Code is satisfied with respect to any particular holder of the depositary shares will depend upon the facts and circumstances as of the time the determination is made, the U.S. holder should consult its tax advisors regarding the tax treatment to them of a redemption.

In the event that a redemption payment is properly treated as a distribution, the amount of the distribution will be equal to the amount of cash and the fair market value of property received without any offset for the U.S. holder’s tax basis in the depositary shares. Any tax basis in the redeemed depositary shares should be transferred to the U.S. holder’s remaining equity interests in us. If the U.S. holder has no remaining equity interests in us, such basis could, under certain circumstances, be transferred to any remaining equity interests in us that are held by a person related to such holder, or such basis could be lost entirely.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% Medicare tax on the lesser of (1) the U.S. holder’s “net investment income” (or “undistributed net investment income” in the case of an estate or trust) for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals will be between $125,000 and $250,000, depending on the individual’s circumstances). A U.S. holder’s net investment income will generally include its dividend income and its net gains from the disposition of depositary shares, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a U.S. holder that is an individual, estate, or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the depositary shares.

Non-U.S. Holders

The discussion in this section is addressed to non-U.S. holders of the depositary shares. For this purpose a non-U.S. holder is a beneficial owner of depositary shares (other than a partnership or other entity classified as a partnership for U.S. federal income tax purposes) that is not a U.S. holder.

Dividends. Generally, dividends paid to a non-U.S. holder with respect to the depositary shares will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. In order to claim the benefits of an applicable income tax treaty, a non-U.S. holder will generally be required to provide certain certifications to the payor prior to the distribution date (such as a properly completed IRS Form W-8BEN or W-8BEN-E or acceptable substitute form) certifying that such holder is eligible for treaty benefits. Dividends paid to a non-U.S. holder with respect to depositary shares that are effectively connected with a trade or business carried on by the non-U.S. holder within the United States and, if an applicable income tax treaty requires, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder, generally are exempt from the 30% U.S. federal withholding tax assuming such non-U.S. holder provides certain certifications to the payor prior to the distribution date (such as a properly completed IRS Form W-8ECI or acceptable substitute form). Dividends that are effectively connected with such trade or business (and, if an applicable tax treaty requires, are attributable to a U.S. permanent establishment maintained by the non-U.S. holder) will generally be subject to U.S. federal income tax on a net basis at applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder eligible for a reduced rate of U.S. withholding tax pursuant to an applicable income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service (the “IRS”). A non-U.S. holder should consult its own tax advisors regarding its entitlement to benefits under an applicable income tax treaty and the requirements for claiming such benefits.

Dispositions. A non-U.S. holder generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange or redemption of the depositary shares so long as:

•	the gain is not effectively connected with a U.S. trade or business of the non-U.S. holder (or if an applicable tax treaty requires, the gain is not attributable to a U.S. permanent establishment maintained by such non-U.S. holder);

•	in the case of a nonresident alien individual, such non-U.S. holder is not present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met); and

•	we are not and have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes, and certain other conditions have not been met. We do not believe that we currently are a U.S. real property holding corporation or that we will become one in the future.

If such gain is effectively connected with a U.S. trade or business of a non-U.S. holder (or if an applicable tax treaty requires, the gain is attributable to a U.S. permanent establishment maintained by such non-U.S. holder), the non-U.S. holder will be subject to U.S. federal income tax on the net gain derived from the disposition at the applicable individual or corporate rates and, in the case of a non-U.S. holder that is a corporation, may be subject to a “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If the non-U.S. holder is a nonresident alien individual, such non-U.S. holder is present in the United States for 183 or more days in the taxable year of the sale or disposition (and certain other conditions are met), the non-U.S. holder may be subject to a flat 30% tax on the gain derived from the disposition.

Redemptions. The tax treatment of any redemption by us of our depositary shares from a non-U.S. holder depends on the particular facts as to such non-U.S. holder at the time of redemption.

In general, a non-U.S. holder of our depositary shares will be subject to tax as described under the caption “Non-U.S. Holders — Dispositions” above if such redemption (i) results in a “complete termination” of the non-U.S. holder’s interest in all classes of our shares under Section 302(b)(3) of the Code, (ii) is a “substantially disproportionate” redemption under Section 302(b)(2) of the Code, (iii) is “not essentially equivalent to a dividend” with respect to the non-U.S. holder of the depositary shares under Section 302(b)(1) of the Code, or (iv) is a redemption of stock held by a non-corporate shareholder where such redemption results in a partial liquidation of us under Section 302(b)(4) of the Code. In applying these tests, there must be taken into account not only the depositary shares being redeemed, but also such non-U.S. holder’s ownership of other classes and series of our capital stock and any options (including stock purchase rights) to acquire any of the foregoing. The non-U.S. holder of our depositary shares also must take into account any such securities (including options) which are considered to be owned by such non-U.S. holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

If the redemption does not meet any of the tests for exchange treatment under Section 302 of the Code, then the redemption proceeds received by a holder will be treated as a distribution on our shares and will be taxable as described under the caption “Non-U.S. Holders — Dividends” above. If a redemption of the depositary shares is treated as a distribution that is taxable as a dividend, you are urged to consult your own tax advisors regarding the allocation of your tax basis in the redeemed depositary shares.

Information Reporting and Backup Withholding. We must report annually to the IRS and to each non-U.S. holder the amount of dividends paid to such non-U.S. holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty or tax information exchange agreement.

Payments of dividends in respect of, or proceeds on the disposition of, depositary shares made to a non-U.S. holder may be subject to additional information reporting and backup withholding unless such non-U.S. holder establishes an exemption, for example by properly certifying that such non-U.S. holder is not a United States person as defined under the Code on an IRS Form W-8BEN or another appropriate version of Form W-8 (provided that the payor does not have actual knowledge or reason to know that such non-U.S. holder is a United States person).

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from payments made to a non-U.S. holder will reduce the non-U.S. holder’s U.S. federal income tax liability. If withholding results in an overpayment of taxes, a refund or credit may generally be obtained from the IRS, provided the required information is timely furnished to the IRS. A non-U.S. holder should consult its tax advisors regarding the application of the information reporting and backup withholding rules.

Foreign Account Tax Compliance Act (“FATCA”)

FATCA generally imposes a 30% withholding tax on payments of U.S. source interest, dividends, and certain other payments to certain non-U.S. entities, and on the gross proceeds from the sale or other disposition of any property of a type which can produce these types of income.

Under applicable Treasury Regulations, a withholding tax of 30% generally will be imposed, subject to certain exceptions, on payments to certain non-U.S. holders of (a) dividends on the depositary shares, and (b) on or after January 1, 2019, gross proceeds from the sale or other disposition of the depositary shares. In the case of payments made to a “foreign financial institution” (generally including an investment fund), as a beneficial owner or as an intermediary, the tax generally will be imposed, subject to certain exceptions, unless such institution (i) enters into (or is otherwise subject to) and complies with an agreement with the United States government (a “FATCA Agreement”) or (ii) is required by and complies with applicable foreign law enacted in connection with an intergovernmental agreement between the United States and a foreign jurisdiction (an “IGA”), in either case to, among other things, collect and provide to the United States or other relevant tax authorities certain information regarding United States account holders of such institution. In the case of payments made to a foreign entity that is not a financial institution (as a beneficial owner), the tax generally will be imposed, subject to certain exceptions, unless such entity provides the withholding agent with a certification that it does not have any “substantial” United States owners (generally, any specified United States person that directly or indirectly owns more than a specified percentage of such entity) or that identifies its “substantial” United States owners. If the depositary shares are held through a foreign financial institution that enters into (or is otherwise subject to) a FATCA Agreement, such foreign financial institution (or, in certain cases, a person paying amounts to such foreign financial institution) generally will be required, subject to certain exceptions, to withhold such tax on payments of dividends and proceeds described above made to (x) a person (including an individual) that fails to comply with certain information requests or (y) a foreign financial institution that has not entered into (and is not otherwise subject to) a FATCA Agreement and is not required to comply with FATCA pursuant to applicable foreign law enacted in connection with an IGA. You are urged to consult your own tax advisors regarding FATCA and the application of these requirements to your investment in the depositary shares.

CERTAIN ERISA CONSIDERATIONS

Each fiduciary of a pension, profit-sharing or other employee benefit plan to which Title I of the Employee Retirement Income Security Act of 1974, or ERISA, applies, or a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in the depositary shares. See “Certain ERISA Considerations” in the accompanying prospectus.

UNDERWRITING

Barclays Capital Inc., Goldman, Sachs & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. LLC are acting as representatives of the underwriters named below. Under the terms and subject to the conditions contained in an underwriting agreement, dated the date of this prospectus supplement, each of the underwriters has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of depositary shares listed next to its name in the following table:

Name	Number of Depositary Shares
Merrill Lynch, Pierce, Fenner & Smith Incorporated	120,000
Morgan Stanley & Co. LLC	120,000
Barclays Capital Inc.	80,000
Goldman, Sachs & Co.	80,000
Citigroup Global Markets Inc.	17,000
Deutsche Bank Securities Inc.	17,000
J.P. Morgan Securities LLC	17,000
UBS Securities LLC	17,000
Wells Fargo Securities, LLC	17,000
Loop Capital Markets LLC	7,500
The Williams Capital Group, L.P.	7,500

Total	500,000

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the depositary shares offered by this prospectus supplement and the accompanying prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the depositary shares offered by this prospectus supplement and the accompanying prospectus if any shares are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed that, for the period ending 30 days after the date of this prospectus supplement, and subject to certain exceptions, we will not, without the prior written consent of the representatives, (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any shares of the Series D Preferred Stock or depositary shares, or any other shares of our preferred stock (or depositary shares in respect thereof), or any securities convertible into or exercisable or exchangeable for the Series D Preferred Stock or depositary shares, or any other shares of our preferred stock (or depositary shares in respect thereof), or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Series D Preferred Stock or depositary shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of the Series D Preferred Stock or depositary shares or such other securities, in cash or otherwise.

The underwriters propose to offer some of the depositary shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer some of the depositary shares to dealers at the public offering price less a concession not to exceed $6.00 per depositary share. After the initial offering of the depositary shares to the public, the representatives may change the public offering price and concession.

The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering:

Paid by Northern Trust
Per depositary share	$10
Total	$5,000,000

Our expenses with respect to this offering, not including the underwriting discount, are estimated to be approximately $1.6 million and will be payable by us.

The Series D Preferred Stock and the depositary shares have no established trading market. Neither the shares of the Series D Preferred Stock nor the depositary shares will be listed on any securities exchange or automated quotation system. We have been advised by the underwriters that they presently intend to make a market in the depositary shares, as permitted by applicable laws and regulations. The underwriters are not obligated, however, to make a market in the depositary shares and may discontinue any market making at any time at their sole discretion. Even if a secondary market for the depositary shares develops, it may not provide significant liquidity and transaction costs in any secondary market could be high. As a result, the difference between bid and asked prices in any secondary market could be substantial. Accordingly, we cannot make any assurance as to the liquidity of, or trading markets for, the depositary shares.

To facilitate the offering of the depositary shares, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the depositary shares. Specifically, the underwriters may sell more depositary shares than they are obligated to purchase under the underwriting agreement, creating a naked short position. The underwriters must close out any naked short position by purchasing depositary shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the depositary shares in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the underwriters may bid for, and purchase, depositary shares in the open market to stabilize the price of the depositary shares. These activities may raise or maintain the market price of the depositary shares above independent market levels or prevent or retard a decline in the market price of the depositary shares. The underwriters are not required to engage in these activities, and may end any of these activities at any time.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased depositary shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

In general, purchases of a security for the purpose of stabilizing or reducing a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. If these activities are commenced, they may be discontinued by the underwriters at any time.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the depositary shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions will not be discontinued without notice, once they are commenced.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. If we are unable to provide this indemnification, we will contribute to payments the underwriters may be required to make in respect of those liabilities.

We expect that delivery of the depositary shares will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be on the fifth business day following the date the depositary shares are priced. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the depositary shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the depositary shares initially will settle in T+5, to specify alternative settlement arrangements to prevent a failed settlement.

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and certain of their respective affiliates have performed banking, investment banking, custodial and advisory services for us and our affiliates, from time to time, for which they have received customary fees and expenses. The underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business.

In the ordinary course of their various business activities, the underwriters and their respective affiliates have made or held, and may in the future make or hold, a broad array of investments including serving as counterparties to certain derivative and hedging arrangements, and may have actively traded, and, in the future may actively trade, debt and equity securities (or related derivative securities), and financial instruments (including bank loans) for their own account and for the accounts of their customers and may have in the past and at any time in the future hold long and short positions in such securities and instruments. Such investment and securities activities may have involved, and in the future may involve, our securities and instruments.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer to the public of any depositary shares which are the subject of the offering contemplated by this prospectus supplement, or the Shares, may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any Shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(1) to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(2) to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representative for any such offer; or

(3) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Shares shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any Shares to be offered so as to enable an investor to decide to purchase any Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA) received by it in connection with the issue or sale of the depositary shares in circumstances in which Section 21(1) of the FSMA does not apply to Northern Trust; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the depositary shares in, from or otherwise involving the United Kingdom.

This prospectus supplement is only being distributed to, and is only directed at, (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the FSMA (Financial Promotion) Order 2005, or the Order, or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order, all such persons together being referred to as “relevant persons.” The depositary shares are only available to, and investment activity will only be engaged in with, relevant persons. Any person that is not a relevant person should not act or rely on this document or any of its contents.

Hong Kong

The depositary shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the depositary shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to depositary shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the depositary shares may not be circulated or distributed, nor may the depositary shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the depositary shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the depositary shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Japan

The depositary shares have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, or the Financial Instruments and Exchange Law, and each underwriter has agreed that it will not offer or sell any depositary shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

LEGAL MATTERS

The validity of the depositary shares and Series D Preferred Stock will be passed upon for us by Mayer Brown LLP, Chicago, Illinois. The underwriters have been represented by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Northern Trust Corporation and subsidiaries as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015, which are included in our Annual Report on Form 10-K, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

PROSPECTUS

Northern Trust Corporation

DEBT SECURITIES

PREFERRED STOCK

DEPOSITARY SHARES

COMMON STOCK

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

WARRANTS

Northern Trust Corporation may offer and sell debt securities, preferred stock, depositary shares, common stock, stock purchase contracts, stock purchase units and warrants.

We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of any securities offered, including their offering prices, in one or more prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The common stock of Northern Trust Corporation is listed on The NASDAQ Global Market under the symbol “NTRS.”

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 14 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

The securities will be equity securities or debt securities of Northern Trust Corporation and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Northern Trust Corporation and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

Investing in our securities involves risk. See “Risk Factors” beginning on page 3. You should carefully review the risks and uncertainties described under the heading “Risk Factors” contained in the applicable prospectus supplement and under similar headings in the other documents that are incorporated herein by reference.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 29, 2014.

i

ABOUT THIS PROSPECTUS

This prospectus is part of an “automatic shelf” registration statement that we filed with the U.S. Securities and Exchange Commission, or SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. Under this shelf registration process, we may sell, from time to time, an indeterminate amount of any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer, which is not meant to be a complete description of each security. Each time we offer securities registered under this prospectus, we will provide a prospectus supplement that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus or in documents we have incorporated by reference into this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement and any other offering material (including any free writing prospectus) prepared by or on behalf of us for a specific offering of securities together with the additional information described under the heading “Where You Can Find More Information” in this prospectus before you invest.

You should rely only on the information incorporated by reference or provided in this prospectus and any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus, any prospectus supplement or any related free writing prospectus or any document incorporated by reference is accurate as of any date other than the date on the front of the applicable document. Neither the delivery of this prospectus or any applicable prospectus supplement or other offering material (including any free writing prospectus) nor any distribution of securities pursuant to such documents shall, under any circumstances, create any implication that there has been no change in the information set forth in this prospectus or any applicable prospectus supplement or other offering material or in our and our subsidiaries’ affairs since the date of this prospectus or any applicable prospectus supplement or other offering material.

Any of the securities described in this prospectus may be convertible into or exchangeable or exercisable for other securities we describe in this prospectus or will describe in a prospectus supplement and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

When we refer to “Northern Trust,” “we,” “us,” “our” or similar references in this prospectus under the headings “Northern Trust Corporation” and “Ratios of Earnings to Fixed Charges,” we mean Northern Trust Corporation and its subsidiaries unless the context indicates otherwise. When such terms are used elsewhere in this prospectus, we refer only to Northern Trust Corporation unless the context indicates otherwise. References to “the Bank” are to The Northern Trust Company. References to “securities” include any security that we might sell under this prospectus or any prospectus supplement.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, relating to the securities described in this prospectus. As permitted by the rules and regulations of the SEC, we have not included certain portions of the registration statement in this prospectus. Accordingly, this prospectus does not contain all of the information set forth in the registration statement and the exhibits filed or incorporated by reference as part of the registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us.

Northern Trust files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Northern Trust files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Northern Trust.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that Northern Trust has filed, or will file, separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that Northern Trust files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. The following documents filed with the SEC are hereby incorporated by reference:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2014 and June 30, 2014;

•	our Current Reports on Form 8-K dated April 21, 2014 and July 16, 2014 (with respect to the matters reported under Item 5.02 thereof); and

•	the description of our Common Stock contained in a registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, or the Exchange Act and any amendment or report filed for the purpose of updating such description, including Exhibit 99(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until the termination of this offering. Nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Northern Trust Corporation, 50 South LaSalle Street, Chicago, Illinois 60603, Telephone: (312) 444-7811, Attention: Investor Relations.

We maintain an Internet site at http://www.northerntrust.com which contains information concerning Northern Trust and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus or any prospectus supplement or other offering materials, and you should not consider it a part of this prospectus or any prospectus supplement or other offering materials.

Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in Northern Trust’s most recent Annual Report on Form 10-K, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully read and consider these risks as well as other information contained or incorporated by reference into this prospectus, any prospectus supplement or other offering materials. These risks could materially and adversely affect our business, financial condition and operating results and could result in a partial or complete loss of your investment. The risks and uncertainties not presently known to Northern Trust or that Northern Trust currently deems immaterial may also impair its business operations, its financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement. For more information, see the section of this prospectus entitled “Where You Can Find More Information” in this prospectus. You should also carefully review the cautionary statement section of this prospectus entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS

This prospectus and any accompanying prospectus supplement, including the documents incorporated by reference herein and therein, and other statements that Northern Trust may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, with respect to our financial goals, capital adequacy, dividend policy, risk management policies, litigation-related matters and contingent liabilities, accounting estimates and assumptions, industry trends, strategic initiatives, credit quality including allowance levels, planned capital expenditures and technology spending, anticipated expense levels, future pension plan contributions, anticipated tax benefits and expenses, the impact of recent legislation and accounting pronouncements, and all other statements that do not relate to historical facts.

Forward-looking statements are typically identified by words or phrases such as “believe”, “expect”, “anticipate”, “intend”, “estimate”, “project”, “likely”, “may increase”, “plan”, “goal”, “target”, “strategy”, and similar expressions or future or conditional verbs such as “may”, “will”, “should”, “would”, and “could.” You should carefully read the risk factors described in “Risk Factors” herein and in the documents incorporated by reference in this prospectus and the accompanying prospectus supplement for a description of certain risks that could, among other things, cause our actual results to differ from these forward looking statements.

Forward-looking statements are our current estimates or expectations of future events or future results and involve risks and uncertainties that are difficult to predict. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:

•	the health of the U.S. and international economies and particularly the continuing uncertainty in Europe;

•	the downgrade of U.S. Government issued and other securities;

•	the health and soundness of the financial institutions and other counterparties with which Northern Trust conducts business;

•	changes in financial markets, including debt and equity markets, that impact the value, liquidity, or credit ratings of financial assets in general, or financial assets in particular investment funds, client portfolios, or securities lending collateral pools, including those funds, portfolios, collateral pools, and other financial assets with respect to which Northern Trust has taken, or may in the future take, actions to provide asset value stability or additional liquidity;

•	the impact of stress in the financial markets, the effectiveness of governmental actions taken in response, and the effect of such governmental actions on Northern Trust, its competitors and counterparties, financial markets generally and availability of credit specifically, and the U.S. and international economies, including special deposit assessments or potentially higher FDIC premiums;

•	a significant downgrade of any of our debt ratings;

•	changes in foreign exchange trading client volumes and volatility in foreign currency exchange rates, and Northern Trust’s success in assessing and mitigating the risks arising from such changes and volatility;

•	a decline in the value of securities held in Northern Trust’s investment portfolio, particularly asset-backed securities, the liquidity and pricing of which may be negatively impacted by periods of economic turmoil and financial market disruptions;

•	uncertainties inherent in the complex and subjective judgments required to assess credit risk and establish appropriate allowances therefor;

•	difficulties in measuring, or determining whether there is other-than-temporary impairment in, the value of securities held in Northern Trust’s investment portfolio;

•	our success in managing various risks inherent in its business, including credit risk, operational risk, interest rate risk, liquidity risk and strategic risk, particularly during times of economic uncertainty and volatility in the credit and financial markets;

•	geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. and other governments’ responses to those events;

•	the pace and extent of continued globalization of investment activity and growth in worldwide financial assets;

•	regulatory and monetary policy developments;

•	failure to satisfy regulatory standards or to obtain regulatory approvals when required, including for the use and distribution of capital;

•	changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect Northern Trust or its clients;

•	changes in the nature and activities of Northern Trust’s competition, including increased consolidation within the financial services industry;

•	our success in maintaining existing business and continuing to generate new business in its existing markets;

•	the impact of equity markets on fee revenue;

•	our success in identifying and penetrating targeted markets;

•	our ability to address the complex needs of a global client base and manage compliance with legal, tax, regulatory and other requirements, especially in immature markets;

•	our ability to maintain a product mix that achieves acceptable margins;

•	our ability to continue to generate investment results that satisfy clients and to develop an array of investment products;

•	our success in generating revenue in our securities lending business, including for our clients, especially in periods of economic and financial market uncertainty;

•	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

•	our success in controlling expenses and implementing revenue enhancement initiatives;

•	our ability, as products, methods of delivery, and client requirements change or become more complex, to continue to fund and accomplish innovation;

•	our ability to improve risk management practices and controls, and address operating risks, including human errors or omissions, data security breach risks, pricing or valuation of securities, fraud, systems performance or defects, systems interruptions, and breakdowns in processes or internal controls;

•	uncertainties inherent in Northern Trust’s assumptions concerning its pension plan, including discount rates and expected contributions, returns and payouts;

•	increased costs of compliance and other risks associated with changes in regulation, the current regulatory environment, and areas of increased regulatory emphasis and oversight in the U.S. and other countries such as anti-money laundering, anti-bribery, and client privacy;

•	risks that evolving regulations, such as Basel III and those promulgated under the Dodd-Frank Act, could affect required regulatory capital for financial institutions, including Northern Trust, potentially resulting in changes to the cost and composition of capital for Northern Trust;

•	the potential for substantial changes in the legal, regulatory and enforcement framework and oversight applicable to financial institutions in reaction to adverse financial market events, including changes that may affect leverage limits and risk-based capital and liquidity requirements for certain financial institutions, require financial institutions to pay higher assessments, expose financial institutions to certain liabilities of their subsidiary depository institutions, and restrict or increase the regulation of certain activities, including foreign exchange, carried on by financial institutions, including Northern Trust;

•	risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax, and other accruals;

•	risks associated with being a holding company, including our dependence on dividends from our principal subsidiary;

•	the risk of damage to our reputation which may undermine the confidence of clients, counterparties, rating agencies, and stockholders; and

•	other factors identified in our Annual Report on Form 10-K, including those factors described in “Item 1A—Risk Factors”, and other filings with the SEC, all of which are available on our website.

Actual results may differ materially from those expressed or implied by the forward-looking statements. The information contained in this prospectus, any accompanying prospectus supplement and any applicable pricing supplement, as well as information incorporated by reference, is current only as of the date of that information. All forward-looking statements included in this document are based upon information presently available, and we assume no obligation to update any forward-looking statements.

NORTHERN TRUST CORPORATION

We are a financial holding company that is a leading provider of asset servicing, fund administration, asset management, fiduciary and banking solutions for corporations, institutions, families and individuals worldwide. We conduct our business through various U.S. and non-U.S. subsidiaries, including the Bank. We were originally formed as a holding company for the Bank in 1971. We have a network of offices in 18 U.S. states, Washington D.C. and 18 international locations in North America, Europe, the Middle East, and the Asia Pacific region. At June 30, 2014, we had consolidated total assets of $105.8 billion and stockholders’ equity of $8.0 billion.

The Bank is an Illinois banking corporation headquartered in the Chicago financial district and our principal subsidiary. Founded in 1889, the Bank conducts its business through its U.S. operations and its various U.S. and non-U.S. branches and subsidiaries. At June 30, 2014, the Bank had consolidated assets of $105.4 billion and common bank equity capital of $7.3 billion.

We expect that, although the operations of other banking and non-banking subsidiaries will continue to be of increasing significance, the Bank will in the foreseeable future continue to be the major source of our consolidated assets, revenues, and net income.

Business Units

We focus on servicing and managing client assets through our two primary business units: Corporate & Institutional Services (“C&IS”) and Wealth Management. Asset management and related services are provided to Wealth Management and C&IS primarily by a third business unit, Asset Management. We emphasize quality through a high level of service complemented by the effective use of technology, delivered by a fourth business unit, Operations & Technology (“O&T”).

The following is a brief summary of each business unit’s activities.

Corporate and Institutional Services

C&IS is a leading global provider of asset servicing, brokerage, banking and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, sovereign wealth funds, and other institutional investors around the globe. Asset servicing and related services encompass a full range of capabilities including but not limited to: global master trust and custody; fund administration; investment operations outsourcing; investment risk and analytical services; securities lending; foreign exchange; cash management; treasury management; brokerage services; and transition management services. Client relationships are managed through the Bank and the Bank’s and our other subsidiaries, including support from locations in North America, Europe, the Middle East, and the Asia Pacific region. At June 30, 2014, total C&IS assets under custody were $5.5 trillion and assets under management were $701.5 billion.

Wealth Management

Wealth Management provides trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; family business consulting; family financial education; brokerage services; and private and business banking. Wealth Management focuses on high-net-worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. Wealth Management also includes the Global Family Office, which provides customized services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million.

Wealth Management is one of the largest providers of advisory services in the United States, with $516.6 billion in assets under custody and $222.9 billion in assets under management at June 30, 2014. Wealth Management services are delivered by multidisciplinary teams through a network of offices in 18 U.S. states and Washington, D.C., as well as offices in London, Guernsey, and Abu Dhabi.

Asset Management

Asset Management, through our various subsidiaries, provides a broad range of asset management and related services and other products to clients around the world, including clients of C&IS and Wealth Management. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, exchange traded funds, non-U.S. collective investment funds, and unregistered private investment funds. Asset Management offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager advisory services and products. Asset Management’s activities also include overlay services and other risk management services. Asset Management’s business operates internationally through subsidiaries and distribution arrangements.

Operations & Technology

O&T supports all of Northern Trust’s business activities, including the processing and product management activities of C&IS, Wealth Management, and Asset Management. These activities are conducted principally in the operations and technology centers in Chicago, London, England and Bangalore, India.

Our principal executive offices are located at 50 South LaSalle Street, Chicago, Illinois 60603, and our telephone number is (312) 630-6000.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes. General corporate purposes may include working capital, capital expenditures, investments in, or extensions of credit to, our subsidiaries, refinancing of debt, share repurchases, dividends, funding potential future acquisitions and satisfaction of other obligations. We may temporarily invest the net proceeds or use them to repay short-term debt until they are used for their stated purpose. If we decide to use the net proceeds of any offering of securities other than for general corporate purposes, we will describe the use of the net proceeds in the prospectus supplement for that offering.

RATIOS OF EARNINGS TO FIXED CHARGES AND COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following are ratios of our earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Six Months Ended June 30,	Fiscal Year Ended December 31,
	2014	2013	2012	2011	2010	2009
Earnings to Fixed Charges:
Excluding Interest on Deposits	8.73	8.33	6.80	5.40	5.85	6.43
Including Interest on Deposits	5.81	5.30	4.03	3.05	3.44	3.86
Earnings to Fixed Charges and Preferred Stock Dividend Requirements:
Excluding Interest on Deposits	8.73	8.33	6.80	5.40	5.85	4.09
Including Interest on Deposits	5.81	5.30	4.03	3.05	3.44	3.05

For purposes of calculating the ratios of earnings to fixed charges and earnings to combined fixed charges and preferred stock dividends, “earnings” consist of net income before extraordinary items plus applicable income taxes and fixed charges. “Fixed charges, excluding interest on deposits” consist of interest expense (other than on deposits) and the estimated interest component of rental expense. “Fixed charges, including interest on deposits” consist of all interest expense and the estimated interest component of rental expense.

DESCRIPTION OF THE DEBT SECURITIES

We may offer debt securities, which may be senior debt securities or subordinated debt securities and may be convertible or non-convertible, as well as secured or unsecured.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. Unless otherwise specified in the applicable prospectus supplement, our debt securities will be issued in one or more series under an indenture to be entered into between us and The Bank of New York Mellon Trust Company, N.A., acting as a trustee. The terms of the debt securities will include those set forth in the indenture and those made a part of the indenture by the Trust Indenture Act of 1939 (the “TIA”). You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and indenture supplement, if any, in their entirety before investing in our debt securities.

The aggregate principal amount of debt securities that may be issued under the indenture is unlimited. The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities and any limit on the aggregate principal amount;

•	whether the debt securities will be senior or subordinated;

•	whether the debt securities will be secured or unsecured and the terms of any securities agreement or arrangement;

•	any applicable subordination provisions for any subordinated debt securities;

•	the maturity date(s) or method for determining the same;

•	the interest rate(s) or the method for determining the same;

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable and whether interest shall be payable in cash or additional securities;

•	whether the debt securities are convertible or exchangeable into other securities and any related terms and conditions;

•	redemption or early repayment provisions, including at our option or at the option of the holders;

•	authorized denominations;

•	if other than the principal amount, the principal amount of debt securities payable upon acceleration;

•	place(s) where payment of principal and interest may be made, where debt securities may be presented and where notices or demands upon the company may be made;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities and the date as which the securities are dated if other than the date of original issuance;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	any covenants applicable to the particular debt securities being issued;

•	any additions or changes in the defaults and events of default applicable to the particular debt securities being issued;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the holders of the debt securities or the company can select the payment currency;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	any restriction or conditions on the transferability of the debt securities;

•	provisions granting special rights to holders of the debt securities upon occurrence of specified events;

•	additions or changes relating to compensation or reimbursement of the trustee of the series of debt securities;

•	additions or changes to the provisions for the defeasance of the debt securities or to provisions related to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture and the execution of supplemental indentures for such series; and

•	any other terms of the debt securities (which terms shall not be inconsistent with the provisions of the TIA, but may modify, amend, supplement or delete any of the terms of the indenture with respect to such series of debt securities).

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series or any other series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, may constitute a single series of securities under the indenture.

We will describe in the applicable prospectus supplement any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. In addition, debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. We will describe in the applicable prospectus supplement information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked.

U.S. federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the designated corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

DESCRIPTION OF THE PREFERRED STOCK

General

Under our Restated Certificate of Incorporation, our board of directors has the authority, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, without par value, in one or more series, with such terms and for such consideration as the board may determine. As of the date of this prospectus, there were no shares of preferred stock outstanding.

The following description sets forth general terms that will apply to our preferred stock. We will describe the particular terms of any preferred stock that we offer in the prospectus supplement relating to those shares of preferred stock. Those terms may include:

•	the maximum number of shares to constitute the series;

•	any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

•	whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

•	any liquidation preference applicable to the shares;

•	the terms of any sinking fund;

•	any terms and conditions on which the shares of the series will be convertible into, or exchangeable for, shares of any other capital stock;

•	any voting rights of the shares of the series;

•	whether we have elected to offer depositary shares as described under “Description of the Depositary Shares;” and

•	any other preferences or special rights or limitations on the shares of the series.

As described under “Description of the Depositary Shares,” we may, at our option, with respect to any series of the preferred stock, elect to offer fractional interests in shares of preferred stock, and provide for the issuance of depositary receipts representing depositary shares, each of which will represent a fractional interest in a share of the series of the preferred stock. The fractional interest will be specified in the prospectus supplement relating to a particular series of the preferred stock.

Voting

Unless required by law or specifically provided for by our board of directors, the holders of our preferred stock have no voting power on any matter.

Under regulations adopted by the Federal Reserve Board, if the holders of shares of any series of preferred stock become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities.” A holder of 25% or more of such series (or a holder of 5% if it otherwise exercises a “controlling influence” over us) may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act. In addition, at such time as such series is deemed a class of voting securities, (i) any other bank holding company may be required to obtain the approval of the Federal Reserve Board to acquire or retain 5% or more of such series, and (ii) any person other than a bank holding company may be required to file with the Federal Reserve Board under the Change in Bank Control Act, to acquire or retain 10% or more of such series.

Dividends

Before declaration and payment of any dividends on our classes of stock that rank junior to preferred stock, the holders of shares of preferred stock will receive any cash dividends, when and as declared by the board of directors, to which they are entitled out of legally available funds.

DESCRIPTION OF THE DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional interests in shares of preferred stock, which we call depositary shares, rather than full shares of preferred stock. If we do, we will issue to the public receipts, called depositary receipts, for depositary shares, each of which will represent a fraction, to be described in the applicable prospectus supplement, of a share of a particular series of preferred stock. Unless otherwise provided in the prospectus supplement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in a share of preferred stock represented by the depositary share, to all the rights and preferences of the preferred stock represented by the depositary share. Those rights include dividend, voting, redemption, conversion and liquidation rights.

The shares of preferred stock underlying the depositary shares will be deposited with a bank or trust company selected by us to act as depositary, under a deposit agreement between us, the depositary and the holders of the depositary receipts. The depositary will be the transfer agent, registrar and dividend disbursing agent for the depositary shares.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Holders of depositary receipts agree to be bound by the deposit agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges. While the final depositary receipts are being prepared, we may order the depositary to issue temporary depositary receipts substantially identical to the final depositary receipts although not in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. The holders of the temporary depositary receipts will be entitled to the same rights as if they held the depositary receipts in final form. Holders of the temporary depositary receipts can exchange them for the final depositary receipts at our expense. Unless we specify otherwise in the applicable prospectus supplement, the holders will not be entitled to receive whole shares of preferred stock underlying the depositary shares.

The summary of terms of the depositary shares contained in this prospectus is not complete. You should refer to the form of the deposit agreement and the certificate of designation for the applicable series of preferred stock that are, or will be, filed with the SEC.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions, if any, received in respect of the preferred stock underlying the depositary shares to the record holders of depositary shares in proportion to the numbers of depositary shares owned by those holders on the relevant record date. The depositary will not distribute amounts less than one cent. The depositary will distribute any balance with the next sum received for distribution to record holders of depositary shares.

If there is a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, adopt another method for the distribution, including selling the property and distributing the net proceeds from the sale to the holders.

Liquidation Preference

If a series of preferred stock underlying the depositary shares has a liquidation preference, in the event of the voluntary or involuntary liquidation, dissolution or winding up of Northern Trust, holders of depositary shares will be entitled to receive the fraction of the liquidation preference accorded each share of the applicable series of preferred stock, as set forth in the applicable prospectus supplement.

Redemption of Depositary Shares

If the series of the preferred stock underlying the depositary shares is subject to redemption, all or a part of the depositary shares will be redeemed from the redemption proceeds of that series of the preferred stock held by the depositary. The depositary will mail notice of redemption between 30 to 60 days prior to the date fixed for redemption to the record holders of the depositary shares to be redeemed at their addresses appearing in the depositary’s records. The redemption price per depositary share will bear the same relationship to the redemption price per share of preferred stock that the depositary share bears to the underlying preferred stock. Whenever we redeem preferred stock held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the preferred stock redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will cease, except the right to receive money or other property that the holders of the depositary shares were entitled to receive upon the redemption. Payments will be made when holders surrender their depositary receipts to the depositary.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to the record holders of the depositary receipts relating to that preferred stock. Each record holder of the depositary shares on the record date will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock represented by that holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the number of shares of preferred stock represented by the depositary shares in accordance with those instructions, and we will agree to take all action requested by and deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote any shares of preferred stock except to the extent it receives specific instructions from the holders of depositary shares representing that number of shares of preferred stock.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay associated charges of the depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay transfer, income and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts. If these charges have not been paid by the holders of depositary receipts, the depositary may refuse to transfer depositary shares, withhold dividends and distributions and sell the depositary shares evidenced by the depositary receipt.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares, other than fee changes, will not be effective unless the amendment has been approved by at least a majority of the outstanding depositary shares. The deposit agreement may be terminated by the depositary or us only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution of the preferred stock in connection with our dissolution and such distribution has been made to all the holders of depositary shares.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering to us notice of its election to do so, and we may remove the depositary at any time. Any resignation or removal of the depositary will take effect upon our appointment of a successor depositary and its acceptance of such appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having the requisite combined capital and surplus as set forth in the applicable agreement.

Notices

The depositary will forward to holders of depositary receipts all notices, reports and other communications, including proxy solicitation materials received from us, that are delivered to the depositary and that we are required to furnish to the holders of the preferred stock. In addition, the depositary will make available for inspection by holders of depositary receipts at the principal office of the depositary, and at such other places as it may from time to time deem advisable, any reports and communications we deliver to the depositary as the holder of preferred stock.

Limitation of Liability

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the depositary under the deposit agreement will be limited to performance in good faith of our and their obligations thereunder. We and the depositary will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon advice of counsel or accountants, on information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

DESCRIPTION OF THE COMMON STOCK

The following summary of the terms of our common stock is not complete. You should refer to the applicable provision of our Restated Certificate of Incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock.

General

We have authorized 560,000,000 shares of common stock, par value $1.66 2⁄3 per share. As of June 30, 2014, there were 235,584,991 shares of common stock outstanding. The outstanding shares of common stock are listed on The NASDAQ Global Market under the symbol “NTRS.”

Voting

Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders with each share of common stock entitled to one vote. The voting rights of the holders of common stock are qualified, however, by the voting rights of holders of any issued and outstanding preferred stock described below under the heading “Description of Preferred Stock.”

Dividends

Holders of common stock are entitled to receive the dividends that may be declared from time to time by the board of directors. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock.

Other Provisions

Upon voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of our assets remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights, and there are no other conversion rights or redemption provisions with respect to the shares.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of our common stock, preferred stock, depositary shares or other securities at a future date or dates, which we refer to in this prospectus as stock purchase contracts. The price per unit of securities and the number of securities may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts and may be subject to anti-dilution formulas. The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and beneficial interests in:

•	debt securities;

•	debt securities or obligations of third parties, including U.S. treasury securities.

The beneficial interests comprising a part of a stock purchase unit may secure the holders’ obligations to purchase or sell the securities under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or for the holders to make periodic payments to us. These payments may be unsecured or prefunded on some basis. Our obligation to settle pre-paid stock purchase contracts on the relevant settlement date may constitute indebtedness. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

If we issue stock purchase contracts or stock purchase units, the applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including:

•	the designation and terms of the stock purchase contracts and, if applicable, the stock purchase units of which they are a part, including whether and under what circumstances the securities forming a stock purchase unit may be held or transferred separately;

•	whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, and the nature and amount of those securities, or the method of determining those amounts;

•	the method and terms of settlement of the stock purchase contracts;

•	any collateral or depositary arrangements, if applicable; and

•	any material U.S. federal income tax considerations.

DESCRIPTION OF THE WARRANTS

We may issue warrants to purchase debt securities, preferred stock, depositary shares, common stock or other securities. We may offer warrants separately or together with one or more additional warrants, debt securities, shares of preferred stock, depositary shares, common stock or other securities, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. We will issue the warrants under one or more warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We will describe the particular terms of any warrants that we offer in the prospectus supplement relating to those warrants. Those terms may include the following:

•	the specific designation and aggregate number of warrants, and the price or prices at which we will issue the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•	the date on which the right to exercise the warrants will begin and the date on which the right will expire or, if the warrants are not continuously exercisable throughout that period, the specific date or dates on which they are exercisable;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;

•	any applicable material U.S. federal income tax considerations;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the designation, amount, currency, denominations and terms of any preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency, denomination and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation, aggregate principal amount, currency and denomination and terms of any other securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock, depositary shares, common stock or other securities with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock, depositary shares, or common stock will be separately transferable;

•	the number of shares of preferred stock, depositary shares or common stock purchasable upon exercise of any warrant and the price at which those shares may be purchased;

•	provisions for changes to or adjustments in the exercise price;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provision of the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

PLAN OF DISTRIBUTION

We may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the securities may be listed.

Through Underwriters

If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly to investors or through underwriting syndicates represented by one or more managing underwriters. We will name the underwriter or underwriters with respect to a particular underwritten offering of securities in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, we will also name the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Dealers

If we use a dealer to sell the securities, we will sell the securities to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents

If we use agents in the sale of securities, we may designate one or more agents to sell securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly to Purchasers

We may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in the applicable prospectus supplement.

General Information

A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of securities, any initial public offering price and other terms of the offering of those securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

In connection with an offering, underwriters and selling group members and their affiliates may engage in transactions to stabilize, maintain or otherwise affect the market price of securities in accordance with applicable law. In addition, we may enter into derivative or hedging transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell securities covered by and pursuant to this prospectus and an applicable prospectus supplement. If so, the third parties may use securities borrowed from us or others to settle such sales and may use securities received from us to close out any related short positions. We may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement.

We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase and holding of the securities by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, and entities whose underlying assets are considered to include “plan assets” (within the meaning of Section 3(42) of ERISA) of such plans, accounts and arrangements (each of the foregoing, a “Plan”) and plans or arrangements subject to provisions under any federal, state, local non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code (“Similar Laws”).

General fiduciary matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan and prohibit certain transactions involving the assets of a Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such a Plan or any authority or control over the management or disposition of the assets of such a Plan, or who renders investment advice for a fee or other compensation to such a Plan, is generally considered to be a fiduciary of such Plan.

In considering an investment in the securities of a portion of the assets of any Plan, or any plan or arrangement subject to Similar Laws, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Laws relating to a fiduciary’s duties including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any applicable Similar Laws.

Prohibited transaction issues

Section 406 of ERISA and Section 4975 of the Code prohibit Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. Similar Laws may impose similar limitations on plans or arrangements that are not subject to ERISA or Section 4975 of the Code. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of any securities by a Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions (each, a “PTCE”), that may apply to the acquisition and/or holding of the securities. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of Section 406 of ERISA and Section 4975 of the Code for certain transactions between a Plan and a person that is a party in interest or disqualified person with respect to the Plan solely by reason of providing services to the Plan or a relationship with such a service provider, provided that neither the person transacting with the Plan nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more and receives no less than adequate consideration in connection with the transaction. There can be no assurance that any of the foregoing exemptions or any other exemption will be available with respect to the acquisition and holding of the securities or that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute or result in a non-exempt prohibited transaction under ERISA and the Code, or with respect to assets of a plan or arrangement that is subject to Similar Laws, or a violation of any applicable Similar Laws.

Representation

By its acceptance of any securities, each purchaser and subsequent transferee of any securities will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any Plan or assets of any plan or arrangement that is subject to any Similar Laws, or (ii) the purchase and holding of the securities by such purchaser or transferee will not constitute or result in a prohibited transaction under Section 406 of ERISA or Section 4975 of the Code because such purchase and holding satisfies the conditions for relief under an applicable statutory, class or individual prohibited transaction exemption (or to the extent assets of a plan or arrangement that is subject to any Similar Laws are being used by such purchaser or transferee to acquire and hold the securities, such purchase and holding will not constitute or result in a violation of any applicable Similar Laws).

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing any securities on behalf of, or with the assets of, any Plan or assets of any plan or arrangement subject to Similar Laws, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the securities.

The sale of securities to a Plan, or to a plan or arrangement that is subject to Similar Laws, is in no respect a representation by us, the underwriters or any other person that such an investment meets all relevant legal requirements with respect to investments by such plans and arrangements generally or any particular plan or arrangement or that such an investment is appropriate for such plans and arrangements generally or any particular plan or arrangement.

LEGAL MATTERS

The validity of the securities offered by this prospectus will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois, and for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Northern Trust Corporation and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013, which are included in our Annual Report on Form 10-K, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

500,000 Depositary Shares

Each Representing a 1/100th Interest in a Share of

Series D Non-Cumulative Perpetual Preferred Stock

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Barclays

BofA Merrill Lynch

Goldman, Sachs & Co.

Morgan Stanley

Co-Managers

Citigroup

Deutsche Bank Securities

J.P. Morgan

UBS Investment Bank

Wells Fargo Securities

Junior Co-Managers

Loop Capital Markets

The Williams Capital Group, L.P.

August 1, 2016